EXHIBIT (a)(1)


               OFFER TO EXCHANGE UP TO 8.25 SHARES OF COMMON STOCK

                                       OF

                              HECLA MINING COMPANY

                                       FOR

                       EACH OUTSTANDING SHARE OF SERIES B
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                              HECLA MINING COMPANY

--------------------------------------------------------------------------------
THIS EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 20, 2004, UNLESS EXTENDED OR EARLIER TERMINATED.
--------------------------------------------------------------------------------

         Hecla Mining Company, a Delaware corporation ("Hecla"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal, to exchange shares of Hecla common stock, $0.25 par value ("Hecla Common Stock") valued at $66.00, as determined by dividing (i) $66.00 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of Hecla Common Stock during the five trading days ending at the close of the second trading day prior to the expiration date of the Exchange Offer (including any extension) (the "Average Common Share Price"), but not more than 8.25 common shares, for each outstanding share of Hecla Series B Cumulative Convertible Preferred Stock, $0.25 par value ("Hecla Preferred Stock"). Subject to the terms and conditions of the Exchange Offer, Hecla will issue up to 8.25 shares of Hecla Common Stock in exchange for each share of Hecla Preferred Stock that is properly tendered and not withdrawn prior to the expiration of the Exchange Offer. Cash will be paid for any fractional shares, equal to the fraction times the Average Common Share Price. The Exchange Offer is not conditioned upon the exchange of a minimum number of shares of Hecla Preferred Stock.

         For a more detailed description of the Hecla Common Stock we are proposing to issue in the Exchange Offer, please see the section of this Offering Circular captioned "Description of Capital Stock -- Common Stock." The Exchange Offer is open to all holders of Hecla Preferred Stock and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in this Offering Circular, we reserve the right to waive any and all conditions to the Exchange Offer, to extend the Exchange Offer, to terminate the Exchange Offer and otherwise to amend the Exchange Offer in any respect.


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                                    IMPORTANT

         ANY HOLDER OF HECLA PREFERRED STOCK DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCK SHOULD EITHER (i) COMPLETE AND SIGN THE ENCLOSED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE THE SIGNATURE THEREON GUARANTEED (IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL), MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) AND ANY OTHER REQUIRED DOCUMENTS TO AMERICAN STOCK TRANSFER & TRUST COMPANY (THE "EXCHANGE AGENT") AND EITHER DELIVER THE CERTIFICATES FOR SUCH STOCK ALONG WITH THE LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT OR TENDER SUCH STOCK PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR CAPTIONED "THE EXCHANGE OFFER - BOOK-ENTRY TRANSFER" OR (ii) REQUEST SUCH HOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH HOLDER. ANY HOLDER WHOSE HECLA PREFERRED STOCK IS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO TENDER SUCH STOCK.

         ANY HOLDER OF HECLA PREFERRED STOCK WHO DESIRES TO TENDER BUT (i) WHOSE CERTIFICATES EVIDENCING SUCH STOCK ARE NOT IMMEDIATELY AVAILABLE, (ii) CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFERING CIRCULAR ON A TIMELY BASIS OR (iii) CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, MAY TENDER SUCH HECLA PREFERRED STOCK BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR CAPTIONED "THE EXCHANGE OFFER - GUARANTEED DELIVERY PROCEDURES."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

     THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS: GEORGESON SHAREHOLDER

        SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE TENDERING YOUR HECLA PREFERRED STOCK.

             THE DATE OF THIS OFFERING CIRCULAR IS JANUARY 16, 2004.

         THE EXCHANGE OFFER IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SIMILAR EXEMPTIONS FROM REGISTRATION PROVIDED BY CERTAIN STATE SECURITIES LAWS.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFERING CIRCULAR, OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HECLA.

         THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES TO, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES FROM, ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

         THIS OFFERING CIRCULAR SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THOSE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF HECLA AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR THE OFFERING, SALE OR DELIVERY OF ANY SHARES OF HECLA COMMON STOCK SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF. NO REPRESENTATION IS MADE TO ANY OFFEREE OR PURCHASER OF HECLA COMMON STOCK REGARDING THE LEGALITY OF AN INVESTMENT IN HECLA COMMON STOCK BY THE OFFEREE OR PURCHASER UNDER ANY APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS. THE CONTENTS OF THIS OFFERING CIRCULAR ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISER AND TAX ADVISER AS TO LEGAL, BUSINESS OR TAX ADVICE WITH RESPECT TO AN INVESTMENT IN THE HECLA COMMON STOCK.

         ALL INQUIRIES RELATING TO THIS OFFERING CIRCULAR AND THE TRANSACTIONS CONTEMPLATED HEREBY SHOULD BE DIRECTED TO GEORGESON SHAREHOLDER, THE INFORMATION AGENT FOR THE EXCHANGE OFFER, AT THE TELEPHONE NUMBER OR ONE OF THE ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. YOU CAN CALL THE INFORMATION AGENT AFTER THE CLOSE OF TRADING ON THE SECOND TRADING DAY PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER (INCLUDING ANY EXTENSION) TO LEARN THE EXACT NUMBER OF COMMON SHARES TO BE EXCHANGED FOR EACH PREFERRED SHARE. WE WILL ISSUE A PRESS RELEASE ANNOUNCING THE EXCHANGE RATIO, WHICH WILL BE AVAILABLE ON OUR WEB SITE, http://www.hecla-mining.com. PROSPECTIVE INVESTORS MAY ALSO OBTAIN ADDITIONAL INFORMATION FROM HECLA WHICH THEY MAY REASONABLY REQUIRE TO VERIFY THE INFORMATION CONTAINED HEREIN. QUESTIONS REGARDING THE PROCEDURES FOR TENDERING IN THE EXCHANGE OFFER AND REQUESTS FOR ASSISTANCE IN TENDERING YOUR HECLA PREFERRED STOCK SHOULD BE DIRECTED TO THE EXCHANGE AGENT AT ONE OF THE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. REQUESTS FOR COPIES OF THIS OFFERING CIRCULAR, HECLA'S THIRD QUARTER 2003 QUARTERLY REPORT ON FORM 10-Q, HECLA'S 2002 ANNUAL REPORT ON FORM 10-K, HECLA'S 2003 ANNUAL MEETING PROXY STATEMENT, OR THE ENCLOSED LETTERS OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY MAY BE DIRECTED TO EITHER THE EXCHANGE AGENT OR THE INFORMATION AGENT AT THE RESPECTIVE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR.



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Summary Term Sheet............................................................1

Summary Description Of  Hecla Common Stock and Hecla Preferred Stock..........7

Risk Factors..................................................................9

Summary Historical and Pro Forma Capitalization and Other Financial
Information..................................................................22

Market Prices for Common and Preferred Stock.................................26

The Exchange Offer...........................................................27

Certain United States Federal Income Tax Considerations......................33

Description of Capital Stock.................................................34

Agreements Relating to Hecla Securities......................................39

Incorporation of Documents by Reference......................................41

Special Note on Forward-Looking Statements...................................42

Where You Can Find More Information..........................................43

















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                               SUMMARY TERM SHEET

         Through this Offering Circular and the enclosed letter of transmittal, Hecla Mining Company is offering to exchange shares of Hecla Common Stock valued at $66.00, but not more than 8.25 shares, for each of Hecla's outstanding shares of Series B Cumulative Convertible Preferred Stock. (Such securities are sometimes referred to herein as "common stock," "common shares," "preferred stock" and "preferred shares." Hecla is sometimes referred to herein as "we" and "our," and our offer is sometimes referred to herein as the "exchange offer.") The number of shares of Hecla common stock to be exchanged will be determined by dividing $66.00 by the Average Common Share Price, but will not be more than
8.25. The following are some of the questions that you may have as a holder of preferred stock and answers to those questions. The following summary highlights selected information from this Offering Circular and may not contain all the information that you will need to make a decision regarding whether or not to tender your preferred stock in the exchange offer and accept shares of our common stock that we propose to exchange. This Offering Circular includes specific terms of the exchange offer, including a description of the preferred stock and the common stock we are proposing to exchange, as well as information regarding our business and some financial data. We encourage you to read carefully this Offering Circular and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our common and preferred stock and our business included in the section of this Offering Circular captioned "Risk Factors" beginning on page 9.

WHO IS MAKING THE EXCHANGE OFFER?

         The exchange offer is being made by Hecla Mining Company. We are principally engaged in the exploration, development, mining and processing of silver, gold, lead and zinc. We own or have interests in a number of precious and nonferrous metals properties. Our principal producing metals properties include:

         o the Greens Creek silver mine, a large polymetallic mine in which we own a 29.73% interest, located near Juneau, Alaska;

         o the San Sebastian silver mine, located in the State of Durango, Mexico;

         o        the Lucky Friday silver mine, located near Mullan, Idaho; and

         o the La Camorra gold mine, located in the State of Bolivar, Venezuela.

         Our strategy is to focus our efforts and resources on expanding our precious metals reserves through exploration efforts, primarily on properties we already own. In 2004, we intend to continue to explore for additional reserves at, or in the vicinity of, the San Sebastian mine in Mexico, the La Camorra mine, the Block B and Canaima properties in Venezuela, Greens Creek mine in Alaska and the Hollister Development Block in Nevada. In furtherance of our strategy, in 2001, we sold certain subsidiaries that owned substantially all of our industrial minerals assets.

We were originally incorporated in 1891. We are a Delaware corporation, with our principal executive offices located at 6500 N. Mineral Drive #200, Coeur d'Alene, Idaho 83815-8788, and our telephone number is (208) 769-4100. Our web site address is http://www.hecla-mining.com. Information contained in our web site is not incorporated by reference into this Offering Circular, and you should not consider information contained in our web site as part of this Offering Circular. See "Where You Can Find More Information."

WHAT CLASS OF SECURITIES IS SOUGHT IN THE EXCHANGE OFFER?

         We are offering to acquire all of our currently outstanding Series B Cumulative Convertible Preferred Stock in exchange for newly issued shares of our common stock. As of the date of this Offering Circular, 464,777 shares of preferred stock were outstanding. For more information regarding the terms of the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer."


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WHAT IS HECLA OFFERING IN EXCHANGE FOR MY PREFERRED STOCK?

         We are offering shares of our common stock valued at $66.00, but not more than 8.25 shares, in exchange for each share of preferred stock. The number of Hecla common shares to be exchanged will be determined by dividing $66.00 by the Average Common Share Price, not to exceed 8.25. The Average Common Share Price is the volume-weighted average of the reported sales prices on the New York Stock Exchange during the five trading days ending at the close of the second trading day prior to the expiration date of the exchange offer (including any extension). The maximum of 8.25 Hecla common shares will be exchanged if the Average Common Share Price is $8.00 or less. We will announce the Average Common Share Price and the resulting exchange ratio at the close of trading on the second trading day prior to the expiration date (including any extension). The press release will be available on our web site, http://www.hecla-mining.com. At that time, you will also be able to call the Information Agent at the telephone number on the back cover page of this Offering Circular to learn the exchange ratio. We will pay cash for any fractional interests, equal to the fraction times the Average Common Share Price. If all of our preferred stock is exchanged, we will issue a maximum of 3,834,410 shares of our common stock in the exchange offer (assuming the maximum exchange ratio of 8.25 for 1). On January 9, 2004, the day the proposed exchange offer was publicly announced (after the close of trading), the reported closing price per share of our common stock on the New York Stock Exchange was $9.06, and the reported closing price per share of our preferred stock on the New York Stock Exchange was $59.00. The $66.00 value represents an 11.9% premium over $59.00 and a 6.0% premium over the current $62.25 cash redemption price at which we could call our preferred stock. Preferred stockholders may wish to review current market prices for our common and preferred stock in determining whether to accept the exchange offer. See "Market Prices for Common and Preferred Stock."

         For more information regarding the common stock we propose to exchange, and your preferred stock, please see the sections of this Offering Circular captioned "Description of Capital Stock."

WHY IS HECLA MAKING THE EXCHANGE OFFER?

         Our board of directors believes it is appropriate to offer the holders of preferred stock the opportunity to exchange those shares for shares of Hecla common stock at a significantly higher rate (7.43 common shares for each preferred share if the Average Common Share Price were determined as of January 9, 2004) than the number of common shares the holders of preferred stock can convert into pursuant to the conversion terms of the preferred stock (3.2154 common shares). Our common stock is much more actively traded than our preferred stock. Preferred stock exchanged for common stock will be retired by Hecla, and all undeclared and unpaid dividends (currently $12.25 per share, or an aggregate of approximately $5.7 million) will be extinguished, as will the liquidation preferences of any such retired preferred shares ($50 per share and $12.25 per share of undeclared and unpaid dividends, or an aggregate of approximately $28.9 million).

         In July 2002, we exchanged 10,826,186 of our common shares for 1,546,598 preferred shares pursuant to an exchange offer of 7 common shares for each preferred share. During the fourth quarter of 2003, we exchanged a total of 2,181,630 common shares for 287,975 preferred shares in privately-negotiated transactions (at exchange ratios of between 7.35 and 7.6 common shares for one preferred share). See "Agreements Relating to Hecla Securities."

         Given our current expectations as to capital, exploration and reclamation expenditures for the next several years, it is highly unlikely that we will pay dividends in arrears, or any future dividends, on our preferred stock. The arrearages may hinder our ability to raise capital or negotiate third-party mergers and acquisitions, and may adversely affect the market value of our common and preferred stock.

         We believe the prospect of not receiving future dividends may be untenable to many of our preferred holders, and that they should be given the opportunity to exchange their preferred shares for a more actively-traded security, at a substantial market price premium based on pre-announcement prices.

         To the extent the preferred shares are exchanged for common shares, the dividend arrearages will no longer be reflected in our Income Statement and net income applicable to common stockholders will be increased (but spread over an increased number of outstanding common shares). There will be a non-cash dividend charge recorded in our financial statements for the period of the exchange equal to the difference in market value

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between the common shares we issue in exchange for the preferred shares and those which would have been issued on conversion under the stated conversion terms of the preferred stock. See "Summary Historical and Pro Forma Financial Information."

         The dividend arrearages have the effect of preventing us from paying any dividends on our common stock in cash or other property (other than dividends payable in common stock), and entitle the holders of preferred stock to elect two directors to our board of directors (as occurred at our annual meeting of stockholders on May 10, 2002). Such effects will only be eliminated if all preferred stock is retired, by conversion, redemption, purchase or exchange.

WHAT MIGHT HECLA DO REGARDING PREFERRED STOCK OUTSTANDING AFTER THE EXCHANGE OFFER?

         We intend to consider means of retiring any preferred stock outstanding after the exchange offer, which may include redeeming any remaining shares of preferred stock according to their terms, additional tender or exchange offers, purchases in the open market or in privately-negotiated transactions and/or effecting a merger transaction in which the preferred stock is converted into or exchanged for other securities.

         Our board has determined that it will consider exercising our right to redeem all or a portion of any shares of preferred stock outstanding after the exchange offer according to their terms, which currently would be at $62.25 in cash per share.

         Our board has also considered, and may in the future decide to pursue, a merger of Hecla with another entity (which could be a third party or a direct or indirect subsidiary of Hecla) in which any of Hecla's preferred stock then outstanding is converted in its entirety into another security, such as Hecla common stock. We believe that such a merger could be effected under the Delaware General Corporation Law and our certificate of incorporation and the related certificate of designations for the preferred stock without the vote or other consent of the holders of our preferred stock. Such a transaction might be at the same exchange ratio of common stock for preferred stock as the exchange offer or some other ratio or for some other security.

WHAT DOES HECLA'S BOARD OF DIRECTORS THINK OF THE EXCHANGE OFFER?

         Our board believes that the exchange offer is in Hecla's best interests, has unanimously (of the directors present at the meeting) approved it, and recommends that you accept it for the reasons set forth above under "Why is Hecla making the exchange offer?" and otherwise herein, subject to your individual needs and circumstances. You must make your own determination as to whether to tender your preferred stock for exchange and accept the common stock we propose to deliver. We urge you to read this Offering Circular carefully and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and your ownership of our common and preferred stock referred to immediately below under "What risks should I consider in deciding whether or not to tender my preferred stock?" and set forth in the section of this Offering Circular captioned "Risk Factors," and make your own decision.

WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER OR NOT TO TENDER MY PREFERRED STOCK?

         Many of the risks of owning our common stock, described in the section of this Offering Circular captioned "Risk Factors," apply to owning our preferred stock. See "Risk Factors - The exchange offer may adversely affect the market for the preferred stock, and otherwise adversely affect holders of preferred stock remaining after the exchange offer" for certain risks of not exchanging. See also the next question and answer regarding legal rights given up by those tendering.

WHAT LEGAL RIGHTS WILL I GIVE UP BY TENDERING MY PREFERRED STOCK?

         By tendering your shares of preferred stock in the exchange offer, you will lose the preferential features of the preferred stock, which include the right to cumulative dividends at the rate of $0.875 per calendar quarter, if declared, in preference to any payment of cash dividends on the common stock, the $50 per preferred share preference in liquidation to the common stock, and the right to elect, with other preferred stockholders, two members of Hecla's board of directors while preferred dividends are in arrears.

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         By tendering, you will also lose any rights to cumulative preferred dividends in arrears of $12.25 per preferred share, and may be unable to contest their non-payment. If any shares of preferred stock remain outstanding after the expiration of the exchange offer, our board intends to consider each quarter the payment of past and future dividends on preferred stock, but there should be no expectation that our board will ever declare or pay any such dividends, as described above under "Why is Hecla making the exchange offer?"

IS HECLA CURRENTLY ABLE TO ISSUE COMMON STOCK IN A COMPLETE EXCHANGE?

         Yes. The consideration we are proposing to exchange consists of newly issued shares of our common stock. The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. As a result, we are not required to have an effective registration statement on file with the SEC to register the issuance of the common stock in the exchange offer and, accordingly, the issuance of common stock need not be delayed pending SEC review of a registration statement filing. Accordingly, provided that none of the events described in the section of this Offering Circular captioned "The Exchange Offer -- Conditions to the Exchange Offer" has occurred, we expect to be able to issue any exchanged common stock immediately following the expiration of the exchange offer. For more information regarding the timing of the issuance of common stock in the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer -- Acceptance of Preferred Stock for Exchange; Delivery of Common Stock."

         The maximum of 3,834,410 common shares issuable if all preferred shares are exchanged (assuming the maximum exchange ratio of 8.25 for 1) represents 3.3% of the common shares outstanding at January 15, 2004.

WILL THE COMMON STOCK BE LISTED FOR TRADING?

         Yes. Our common stock is listed for trading on the New York Stock Exchange under the symbol "HL," and the common shares issued in exchange for preferred shares will be so listed.

WHAT WILL BE THE FEDERAL INCOME TAX CONSEQUENCES TO ME IF I ACCEPT THE EXCHANGE OFFER?

         In general, if you exchange a share of preferred stock for common stock in the exchange offer, you will be treated as receiving a distribution in the amount of the lesser of (i) the amount by which the value of the common stock you receive for each share of preferred stock exceeds $50 or (ii) the amount ($12.25) of the undeclared and unpaid dividends on each share of preferred stock. Such distribution will be treated as a dividend for federal income tax purposes to the extent of our "current or accumulated earnings or profits"; any portion of the distribution not treated as a dividend will reduce your basis in the common stock received. See the discussion set forth in the section of this Offering Circular captioned "Certain United States Federal Income Tax Considerations."

         THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER MAY DEPEND ON YOUR INDIVIDUAL SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISER FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

WILL HECLA RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

         No.

WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER?

         The exchange offer is not conditioned upon the exchange of a minimum number of shares of preferred stock. The exchange offer is, however, subject to a number of customary conditions, which we may waive.

         If any of these conditions is not satisfied or waived on or prior to the expiration of the exchange offer, we will not be obligated to accept any properly tendered shares of preferred stock for exchange and we may decide to terminate the exchange offer. For more information regarding the conditions to the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer -- Conditions to the Exchange Offer."

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HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER?

         You will have until 12:00 Midnight, New York City time, on February 20, 2004 to decide whether to tender your shares of preferred stock in the exchange offer, unless we extend it. If you cannot deliver the preferred stock certificates and other documents required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offering Circular. For more information regarding the time period for tendering your preferred stock, please see the section of this Offering Circular captioned "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Preferred Stock."

CAN THE EXCHANGE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

         We can elect to extend the exchange offer in our sole discretion, and we expressly reserve the right to do so. During any extension of the exchange offer, all shares of preferred stock previously tendered and not withdrawn will remain subject to the exchange offer and we may accept them for exchange. If we do extend the exchange offer, it is likely that a new exchange ratio would result, which would require us to extend the expiration date by at least ten business days. For more information regarding our right to extend the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Preferred Stock."

HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER IS EXTENDED?

         If we extend the exchange offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer. For more information regarding notification of exchange offer extensions, please see the section of this Offering Circular captioned "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Preferred Stock."

HOW DO I TENDER MY PREFERRED STOCK?

         To tender your preferred stock, you must deliver the certificates representing your preferred stock, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the exchange agent for the exchange offer, no later than the time the exchange offer expires. If your preferred stock is held in street name - that is, through a broker, dealer or other nominee - the preferred stock can be tendered by your nominee through The Depository Trust Company ("DTC"). If you cannot provide the exchange agent with all required documents prior to the expiration of the exchange offer, you may obtain additional time to do so by submitting a Notice of Guaranteed Delivery to the exchange agent, which must be certified by a broker, bank or other fiduciary that is a member of the Securities Transfer Agent Medallion Program or another eligible institution guarantee. You must also guarantee that these items will be received by the exchange agent within three New York Stock Exchange trading days. However, for your tender to be valid, the exchange agent must receive the missing items within that three trading day period. For more information regarding the procedures for tendering your preferred stock, please see the section of this Offering Circular captioned "The Exchange Offer -- Procedures for Tendering Preferred Stock."

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED PREFERRED STOCK?

         You can withdraw previously tendered preferred stock at any time until the exchange offer has expired and at any time after March 15, 2004, until we accept it for exchange. For more information regarding your right to withdraw tendered preferred stock, please see the section of this Offering Circular captioned "The Exchange Offer -- Withdrawal of Tenders."

HOW DO I WITHDRAW PREVIOUSLY TENDERED PREFERRED STOCK?

         To withdraw previously tendered preferred stock, you must deliver a written notice of withdrawal, or a facsimile of one, to the exchange agent, with all information required by the notice of withdrawal completed, while you still have the right to withdraw the preferred stock. For more information regarding the procedures for


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withdrawing tendered preferred stock, please see the section of this Offering
Circular captioned "The Exchange Offer -- Withdrawal of Tenders."

WHEN WILL I RECEIVE THE COMMON STOCK IN EXCHANGE FOR MY PREFERRED STOCK?

         Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept for exchange all preferred stock that is properly tendered and not withdrawn prior to the expiration of the exchange offer at 12:00 Midnight, New York City time, on February 20, 2004. Promptly following this date, shares of common stock will be delivered in exchange for all preferred stock that is properly tendered and not withdrawn. For more information regarding our obligation to issue the common stock in exchange for tendered preferred stock, please see the section of this Offering Circular captioned "The Exchange Offer -- Acceptance of Preferred Stock for Exchange; Delivery of Common Stock."

WHAT HAPPENS IF MY PREFERRED STOCK IS NOT ACCEPTED FOR EXCHANGE?

         If we decide for any reason not to accept any preferred stock for exchange, we will return the preferred stock to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of preferred stock tendered by book-entry transfer into the exchange agent's account at DTC, as described above, DTC will credit any withdrawn or unaccepted preferred stock to the tendering holder's account at DTC. For more information regarding the withdrawal of tendered preferred stock, please see the sections of this Offering Circular captioned "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Preferred Stock" and "-- Withdrawal of Tenders."

HOW WILL I KNOW THE FINAL EXCHANGE RATIO?

         You can call the Information Agent at (800) 849-1898 after the close of trading on the second trading day prior to the expiration date of the exchange offer (including any extension) to learn the exact number of common shares that we will exchange for each share of preferred stock. We will also issue a press release at that time, which will be available on our web site, http://www.hecla-mining.com.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?

         If you have questions regarding the information in this Offering Circular or the exchange offer generally, please contact Georgeson Shareholder, the information agent for the exchange offer. If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your preferred stock, please contact American Stock Transfer & Trust Company, the exchange agent for the exchange offer. If you would like copies of this Offering Circular, our Third Quarter 2003 Quarterly Report on Form 10-Q, our 2002 Annual Report on Form 10-K or our 2003 Annual Meeting Proxy Statement, please contact either Georgeson Shareholder or American Stock Transfer & Trust Company.

         You can call Georgeson Shareholder toll-free at (800) 849-1898. You can call American Stock Transfer & Trust Company at (718) 921-8200. You can also write to Georgeson Shareholder or American Stock Transfer & Trust Company at one of the addresses listed on the back cover page of this Offering Circular.

         You can also contact Hecla by writing to us at the following address:

                              Hecla Mining Company
                           6500 N. Mineral Drive #200
                           Coeur d'Alene, Idaho 83815
                          Attention: Vicki J. Veltkamp
                  Vice President, Investor and Public Relations
                          Phone number: (208) 769-4144

         If you would like more general information about Hecla, please visit our web site at http://www.hecla-mining.com. Such information is not incorporated by reference into this Offering Circular. For more information regarding Hecla, please see the section of this Offering Circular captioned "Where You Can Find More Information."

                    SUMMARY DESCRIPTION OF HECLA COMMON STOCK
                            AND HECLA PREFERRED STOCK

         The following summary highlights selected information about the terms of the common stock we propose to issue and the preferred stock you would exchange. For more detailed descriptions of the common stock and the preferred stock, please refer to the section of this Offering Circular captioned "Description of Capital Stock."

COMMON STOCK

Issuer..............................Hecla Mining Company

Equity Securities Offered...........Up to an aggregate of 3,834,410 newly issued, fully paid and nonassessable shares of common stock, par value $0.25 per share, of Hecla Mining Company.

Listing.............................We intend to apply for listing on the New
                                    York Stock Exchange of the shares of Hecla common stock to be issued in the exchange offer. It is a condition to the completion of the exchange offer that these shares be approved for listing, subject to official notice of issuance.

Dividends...........................We have no present intention of paying dividends on our common stock in the
                                    foreseeable future (and our preferred
                                    dividend arrearages restrict us from paying any cash dividends on our common stock).

Registration........................The exchange offer is being extended to you in reliance on the exemption from
                                    registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. The common stock you receive in the exchange offer should be freely tradable, except by persons who are considered affiliates of Hecla, as that term is defined in the Securities Act, or persons who hold preferred stock that was previously held by an affiliate of Hecla.

Voting..............................Each share of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders (except for the election of two directors by holders of preferred stock in the case of preferred dividend arrearages).


PREFERRED STOCK


Issuer..............................Hecla Mining Company

Number Of Shares Outstanding........464,777 shares of Series B Cumulative
                                    Convertible Preferred Stock, par value,
                                    $0.25 per share, of Hecla Mining Company.

Listing.............................The preferred stock is listed on the New
                                    York Stock Exchange. That listing, as well as the registration of such stock under the Securities Exchange Act of 1934, may be affected by the results of the exchange offer, or by our deregistering the preferred stock under that Act. See "Risk

                                    Factors -- The exchange offer may adversely affect the market for the preferred stock, and otherwise adversely affect holders of preferred stock remaining after the exchange offer."

Dividends...........................The preferred stock is entitled to cumulative quarterly dividends of $0.875 per share. Fourteen quarterly dividends have not been declared or paid, and thus approximately $5.7 million of preferred dividends are in arrears.

Liquidation Preference..............Each share of preferred stock has a liquidation preference of $50 per share, which means that in the event of the dissolution, liquidation or winding up of Hecla, holders of such shares would be entitled to that $50 per share payment, plus any dividend arrearages (currently approximately $5.7 million), to the extent available, before holders of common stock would be entitled to any payments in liquidation.

Conversion..........................The preferred stock is currently convertible into 3.2154 shares of common stock, at the option of the holder.

Voting..............................The preferred stock is not entitled to vote on any matters other than as required by Delaware law and, as a consequence of six successive quarterly arrearages, it is entitled to vote as a class on the election of two members to Hecla's board of directors. Mr. David J. Christensen and Dr. Anthony P. Taylor are the preferred directors.

Redemption..........................The preferred stock is currently redeemable, in whole or in part, at the option of Hecla at $50 per share, plus all dividends in arrears ($12.25 per share at present) up to the date fixed for redemption.

Ranking.............................The preferred stock ranks senior to the common stock and any shares of Series A
                                    Preferred Stock which might be issued
                                    pursuant to Rights (see "Description of
                                    Capital Stock -- Rights") with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below, and all of the other information included or incorporated in this Offering Circular and the documents to which we refer, before you decide whether or not to exchange your shares of preferred stock for shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively impact the value of the common stock and the preferred stock.

RISKS RELATING TO THE EXCHANGE OFFER

YOU MAY NOT BE ABLE TO SELL THE COMMON STOCK WHEN YOU WANT AND, IF YOU DO, YOU MAY NOT BE ABLE TO RECEIVE THE PRICE YOU WANT.

         Although our common stock has been actively traded on the New York Stock Exchange (NYSE), we cannot assure you that an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. The exchange offer will increase the number of shares of our common stock outstanding, and could result in a decline in the market price of our common stock, particularly if exchanging preferred stockholders seek to sell substantial portions of the common stock received in the exchange offer. Therefore, you may not be able to sell the common stock when you want and, if you do, you may not be able to receive the price you want. Under the terms of the exchange offer, we are proposing to issue up to an aggregate of 3,834,410 shares of our common stock to the preferred stockholders. At January 15, 2004, there were issued and outstanding 115,756,049 shares of our common stock. Therefore, assuming 100% participation in the exchange offer, the consummation of the exchange offer will result in the issuance of up to an additional 3,834,410 shares of our common stock (assuming the maximum exchange ratio of 8.25 for 1), or approximately a 3.3% increase in the number of shares of our common stock outstanding at January 15, 2004. We cannot predict the extent to which this dilution will negatively affect the trading price of our common stock or the liquidity of the market for our common stock.

THE EXCHANGE OFFER MAY ADVERSELY AFFECT THE MARKET FOR THE PREFERRED STOCK, AND OTHERWISE ADVERSELY AFFECT HOLDERS OF PREFERRED STOCK REMAINING AFTER THE EXCHANGE OFFER.

         Although our preferred stock has been traded on the NYSE, we cannot assure you that an active trading market for the preferred stock will continue or, if it does, at what prices the preferred stock may trade. The current market for our preferred stock is not very active, and is far less so than the market for our common stock. To the extent that shares of preferred stock are tendered and accepted for exchange in the exchange offer, the trading market for the remaining preferred stock will be more limited or may cease altogether. A preferred security with a smaller outstanding aggregate "float" may command a lower price than would a comparable preferred security with a larger float. Therefore, the market price for the unexchanged shares of preferred stock may be adversely affected to the extent that the shares of preferred stock tendered in the exchange offer reduces the float. The reduced float may also tend to make the trading prices of the preferred stock more volatile.

         Depending on the number of shares of preferred stock retired as a consequence of the exchange offer, the preferred stock may not continue to meet listing requirements of the NYSE. The current NYSE continued listing requirements for preferred stock are an aggregate market value of publicly-held shares of at least $2,000,000 and at least 100,000 shares publicly-held. Stock may be removed from registration under the Securities Exchange Act of 1934 by an issuer if it is held by less than 300 holders of record, and there are only 62 holders of record of the preferred stock as of January 15, 2004. We may in the future elect to so deregister the preferred stock, which would also cause it to be delisted.

         See the Section of this Offering Circular captioned "Risk Factors -- What might Hecla do regarding preferred stock outstanding after the exchange offer?"

         Our board will consider the payment of past and future dividends on our preferred stock on a quarterly basis, but there should be no expectation that past or future dividends will ever be declared and paid by our board. As noted above, our board has considered and may subsequent to the exchange offer, and depending in part on its results, determine to redeem all or a portion of the remaining preferred stock, subject to its terms (which currently would require a cash payment of $50 per share plus $12.25 per share of accrued dividends).

RISKS RELATING TO OWNING SHARES OF OUR COMMON STOCK

         See the Section of this Offering Circular captioned "Risk Factors -- Risks Relating to the Exchange Offer -- You may not be able to sell the common stock when you want and, if you do, you may not be able to receive the price you want."

         You should carefully consider the risks and uncertainties described below before you decide whether to exchange shares of preferred stock for shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively impact the value of our common stock.

ALTHOUGH WE HAD OPERATING PROFITS IN 2002 AND 2001, WE INCURRED A TOTAL OF $168.7 MILLION OF LOSS APPLICABLE TO COMMON SHAREHOLDERS IN THE FIVE YEARS 1998 THROUGH 2002, AND A LOSS OF $8.2 MILLION IN THE FIRST NINE MONTHS OF 2003, AND THERE CAN BE NO ASSURANCE THAT OUR OPERATIONS WILL BE PROFITABLE IN THE FUTURE.

         In the nine months ended September 30, 2003, we reported a net loss of $8.2 million versus net income of $6.8 million in the comparable period of 2002, primarily because of provisions for future environmental and reclamation costs. Our net income improved in 2002 and 2001 as a result, in large part, of increased gold production, lower silver and gold production costs, lower interest expense, a gain on the sale of our subsidiary, Kentucky-Tennessee Clay Company and, recently, increased gold prices. We incurred net losses for each of the ten years prior to 2001. Many of the factors affecting our operating results are beyond our control, including expectations with respect to the rate of inflation, the relative strength of the United States dollar and certain other currencies, interest rates, global or regional political or economic crises, global or regional demand, speculation, and sales by central banks and other holders and producers of gold and silver in response to these factors, and we cannot foresee whether our operations will continue to generate sufficient revenue for us to be profitable. While silver and gold prices improved in 2002 over average prices in 2001, and again in 2003 over 2002, there can be no assurance such prices will continue at or above such levels.

OUR PREFERRED STOCK HAS A LIQUIDATION PREFERENCE OF $50 PER SHARE, OR $23,238,850, PLUS DIVIDENDS IN ARREARS OF APPROXIMATELY $5.7 MILLION.

         This means that if we were liquidated at this time, and without giving effect to the exchange offer, holders of our preferred stock, if it remained outstanding in its entirety, would be entitled to receive approximately $28.9 million from any liquidation proceeds before holders of our common stock would be entitled to receive any proceeds.

WE ARE CURRENTLY INVOLVED IN ONGOING LITIGATION THAT MAY ADVERSELY AFFECT US.

         There are several ongoing lawsuits in which we are involved. If any of these cases results in a substantial monetary judgment against us or is settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected. Our more significant litigation is described below. See also "--WE FACE SUBSTANTIAL GOVERNMENTAL LITIGATION AND ENVIRONMENTAL RISKS."

BUNKER HILL SUPERFUND SITE

         In 1994, we, as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), entered into a consent decree with the Environmental Protection Agency ("EPA") and the State of Idaho, concerning environmental remediation obligations at the Bunker Hill Superfund site located in the Kellogg, Idaho area. The 1994 Consent Decree (the "1994 Decree") settled our response-cost responsibility under CERCLA at the Bunker Hill 21-square mile site. In August 2000, Sunshine Mining and Refining Company, which was also a party to the 1994 Decree, filed for Chapter 11 bankruptcy and in January 2001, the Federal District Court approved a new Consent Decree between Sunshine, the U.S. Government and the Coeur d'Alene Indian Tribe which settled Sunshine's environmental liabilities in the Coeur d'Alene Basin lawsuits described below and released Sunshine from further obligations under the 1994 Decree.

         In response to a request by us and ASARCO Incorporated, the United States Federal District Court in Idaho, having jurisdiction over the 1994 Decree, issued an Order in September 2001 that the 1994 Decree should be modified in light of a significant change in factual circumstances not reasonably anticipated by the mining companies at the time they signed the 1994 Decree. In its Order, the Court reserved the final ruling on the appropriate modification to the 1994 Decree until after the issuance by the EPA of a Record of Decision ("ROD") on the Basin-wide Remedial Investigation/Feasibility Study. The EPA issued the ROD on the Basin in September 2002, proposing a $359 million Basin clean-up plan to be implemented over 30 years. The ROD also establishes a review process at the end of the 30-year period to determine if further remediation would be appropriate. Based on the 2001 Order issued by the Court, in April 2003, we requested the Court to release Hecla and ASARCO from future work under the 1994 Decree within the Bunker Hill site. We were unsuccessful in negotiating an agreement with the State of Idaho and the United States for the 2003 summer work program under the 1994 Decree and elected to implement a $1.5 million annual work plan without state or federal approval of the $1.5 million limit on our expenditures. Meanwhile, we have submitted our dispute with the U.S. Government and the State of Idaho concerning our obligations for the 2003 work under the 1994 Decree to the Idaho Federal District Court for final determination. We expect the work program for 2003 will be subject to a final decision on modification of the 1994 Decree by the Court. On November 18, 2003, the Idaho Federal District court issued its order on our and Asarco's request for final relief on the motion to modify the 1994 Decree. The Court held that we and Asarco were entitled to a reduction of $7,000,000 of the remaining work under the 1994 Decree. The Court directed the parties to negotiate what remaining work would be reduced to get to the $7,000,000. The Court also ruled on our appeal of an EPA decision that we were required to complete a 100 yard clean-up program under the 1994 Decree for 2003. The Court held that the EPA's decision requiring us to undertake the 100 yard clean-up was in accordance with the requirements of the 1994 Decree. We cleaned up or paid for clean up of a total of 38 yards during 2003 under our reduced clean-up plan. We expect to be able to negotiate our further obligations for 2003 work in the context of the final relief granted by the Court on its motion to modify the 1994 Decree.

         On February 2, 2003, ASARCO entered into a Consent Decree with the United States relating to a transfer of certain assets to its parent corporation, Grupo de Mexico, S.A. de C.V. The Consent Decree also addresses ASARCO's environmental liabilities on a number of sites in the United States, including the Bunker Hill site. The provisions of the Consent Decree could limit ASARCO's annual obligation at the Bunker Hill site for 2003 to 2005.

         As of September 30, 2003, we have estimated and accrued a liability for remedial activity costs at the Bunker Hill site of $7.4 million, which are anticipated to be made over the next four to five years. Although we believe the accrual is adequate based upon our current estimates of aggregate costs, it is reasonably possible that our estimate may change in the future due to the assumptions and estimates inherent in the accrual.

COEUR D'ALENE RIVER BASIN ENVIRONMENTAL CLAIMS

         COEUR D'ALENE INDIAN TRIBE CLAIMS

         In July 1991, the Coeur d'Alene Indian Tribe brought a lawsuit, under CERCLA, in Idaho Federal District Court against us, ASARCO and a number of other mining companies asserting claims for damages to natural resources downstream from the Bunker Hill site over which the Tribe alleges some ownership or control. The Tribe's natural resource damage litigation has been consolidated with the United States' litigation described below. Because of various bankruptcies and settlements of other defendants, we are the only remaining defendant in the Tribe's NRD case.

         U.S. GOVERNMENT CLAIMS

         In March 1996, the United States filed a lawsuit in Idaho Federal District Court against certain mining companies that conducted historic mining operations in the Silver Valley of northern Idaho, including us. The lawsuit asserts claims under CERCLA and the Clean Water Act and seeks recovery for alleged damages to or loss of natural resources located in the Coeur d'Alene River Basin in northern Idaho for which the United States asserts it is the trustee under CERCLA. The lawsuit claims that the defendants' historic mining activity resulted in releases of hazardous substances and damaged natural resources within the Basin. The suit also seeks declaratory relief that we and other defendants are jointly and severally liable for response costs under CERCLA for historic mining impacts in the Basin outside the Bunker Hill site. We have asserted a number of defenses to the United States' claims.

         As discussed above, in May 1998, the EPA announced that it had commenced a Remedial Investigation/Feasibility Study under CERCLA for the entire Basin, including Lake Coeur d'Alene, in support of its response cost claims asserted in its March 1996 lawsuit. In October 2001, the EPA issued its proposed clean-up plan for the Basin. The EPA issued the ROD on the Basin in September 2002, proposing a $359 million Basin clean-up plan to be implemented over 30 years. The ROD also establishes a review process at the end of the 30-year period to determine if further remediation would be appropriate.

         During 2000 and into 2001, we were involved in settlement negotiations with representatives of the U.S. Government and the Coeur d'Alene Indian Tribe. We also participated with certain of the other defendants in the litigation in a State of Idaho-led settlement effort. On August 16, 2001, we entered into a now terminated Agreement in Principle with the United States and the State of Idaho to settle the governments' claims for natural resource damages and cleanup costs related to the historic mining practices in the Coeur d'Alene Basin in northern Idaho. In August 2002, because the parties were making no progress toward a final settlement under the terms of the Agreement in Principle, the United States, the State of Idaho and we agreed to discontinue utilizing the Agreement in Principle as a settlement vehicle. However, we may participate in further settlement negotiations with the United States, the State of Idaho and the Coeur d'Alene Indian Tribe in the future.

         The first phase of the trial commenced on the consolidated Coeur d'Alene Indian Tribe's and the United States' claims on January 22, 2001, and was concluded on July 30, 2001. The first phase of the trial addressed the extent of liability, if any, of the defendants and the allocation of liability among the defendants and others, including the U.S. Government. On September 3, 2003, the Court issued its Phase I ruling, holding that we have some liability for Coeur d'Alene Basin environmental conditions. The Court refused to hold the defendants jointly and severally liable for historic tailings releases and instead allocated a 31% share of liability to us for these releases. The natural resource damages to which this 31% applies and the Court's determination of an appropriate cleanup plan will be addressed in the Phase II trial.

         The Court also found that while certain Basin natural resources had been injured, "there has been an exaggerated overstatement" by the plaintiffs of Basin environmental conditions and the mining impact. The Court also significantly limited the scope of the trustee plaintiffs' resource trusteeship and will require proof in the Phase II trial of the trustees' percentage of trusteeship in co-managed resources. The Court also left for the Phase II trial issues on the deference, if any, to be afforded the government's cleanup plan and on defendants' constitutional due process/retroactivity defense. In disclosure documents filed with the Court in December 2003, the U.S. Government claimed to have incurred approximately $100 million for past environmental study, remediation and legal costs associated with the Coeur d'Alene Basin for which it is alleging it is entitled to reimbursement in the Phase II trial. A portion of these costs are also included in the work to be done in the ROD. The Coeur d'Alene Tribe, in a similar disclosure document, alleges its claim for natural resource damages in the Phase II trial will be between $965 million and $1.8 billion and their past cost claim may be $5.6 million. The Phase II trial is scheduled to commence on January 18, 2005. Two of the defendant mining companies, Coeur d'Alene Mines Corporation and Sunshine Mining and Refining Company, settled their liabilities under the litigation during the first quarter of 2001. We and ASARCO are the only defendants remaining in the United States' litigation.

         Although the U.S. Government has previously issued its ROD proposing a cleanup plan totaling approximately $359 million, based upon the Court's prior orders, including its September 3, 2003 order and other factors and issues to be addressed by the Court in the Phase II trial, we estimated the range of our potential liability for remediation in the Basin to be $18.0 million to $58.0 million, with no amount in the range being more likely than any other number at this time. Based upon generally accepted accounting principles, we accrued the minimum liability within the range. As of September 30, 2003, we have estimated and accrued a potential liability for claims in the Coeur d'Alene Basin litigation of $18.0 million. It is reasonably possible that our ability to estimate what, if any, additional liability we may have relating to the Coeur d'Alene Basin may change in the future depending on a number of factors, including information obtained or developed by us prior to the Phase II trial, any interim Court determinations and the outcome of the Phase II trial.

         CLASS ACTION LITIGATION

         On or about January 7, 2002, a class action complaint was filed in the Idaho District Court, County of Kootenai, against several corporate defendants, including Hecla. We were served with the complaint on January 29, 2002. The complaint seeks certification of three plaintiff classes of Coeur d'Alene Basin residents and current and former property owners to pursue three types of relief: various medical monitoring programs, real property remediation and restoration programs, and damages for diminution in property value, plus other damages and costs. On April 23, 2002, we filed a motion with the Court to dismiss the claims for relief relating to any medical monitoring programs and the remediation and restoration programs. At a hearing before the Idaho District Court on our and other defendants' motions held October 16, 2002, the Judge struck the complaint filed by the plaintiffs in January 2002 and instructed the plaintiffs to re-file the complaint limiting the relief requested by the plaintiffs to wholly private damages. The Court also dismissed the medical monitoring claim as a separate cause of action and stated that any requested remedy that encroached upon the EPA's cleanup in the Silver Valley would be precluded by the pending Federal Court case described above. The plaintiffs re-filed their amended complaint on January 9, 2003. As ordered by the Court, the amended complaint omits any cause of action for medical monitoring and no longer requests relief in the form of real property remediation or restoration programs. At a hearing on May 7, 2003, the Court vacated the entire amended complaint, and gave plaintiffs' counsel until June 30, 2003, to re-file an amended complaint that complies with Idaho law. Plaintiffs submitted a second amended complaint on June 9, 2003, which we have answered. Discovery on the issue of class certification is proceeding. We believe the claims alleged against us are subject to challenge on a number of bases and we intend to vigorously defend this litigation.

         INSURANCE COVERAGE LITIGATION

         In 1991, we initiated litigation in the Idaho District Court, County of Kootenai, against a number of insurance companies that provided comprehensive general liability insurance coverage to us and our predecessors. We believe the insurance companies have a duty to defend and indemnify us under their policies of insurance for all liabilities and claims asserted against us by the EPA and the Tribe under CERCLA related to the Bunker Hill site and the Basin in northern Idaho. In 1992, the Idaho State District Court ruled that the primary insurance companies had a duty to defend us in the Tribe's lawsuit. During 1995 and 1996, we entered into settlement agreements with a number of the insurance carriers named in the litigation. We have received a total of approximately $7.2 million under the terms of the settlement agreements. Thirty percent of these settlements was paid to the EPA to reimburse the U.S. Government for past costs under the 1994 Decree. Litigation is still pending against one insurer with trial suspended until the underlying environmental claims against us are resolved or settled. The remaining insurer in the litigation, along with a second insurer not named in the litigation, is providing us with a partial defense in all Basin environmental litigation. As of September 30, 2003, we have not reduced our accrual or recorded a receivable for reclamation and closure costs to reflect the receipt of any potential insurance proceeds.

OTHER CLAIMS

         INDEPENDENCE LITIGATION

         In March 2002, Independence Lead Mines Company ("Independence"), the holder of a net 18.52% interest in the Gold Hunter or DIA unitized area of the Lucky Friday mine, notified us of certain alleged defaults by us under the 1968 Lease Agreement between the unit owners (Independence and us under the terms of the 1968 DIA Unitization Agreement) as lessors and defaults by us as lessee and operator of the properties. We are a net 81.48% interest holder under these Agreements. Independence alleges that we violated the "prudent operator obligations" implied under the lease by undertaking the Gold Hunter project and violated certain other provisions of the Agreement with respect to milling equipment and calculating net profits and losses. Under the Lease Agreement, we have the exclusive right to manage, control and operate the DIA properties, and our decisions with respect to the character of work are final. On June 17, 2002, Independence filed a lawsuit in Idaho State District Court seeking termination of the Lease Agreement and requesting unspecified damages. On March 18, 2003, Independence filed a motion for partial summary judgment or in the alternative, for preliminary injunction ("Motion"). The Motion requests that the Court terminate our leasehold interest in property owned by Independence within the DIA area, rule that we have committed waste while mining ore within property owned by Independence, and prohibit us from any further mining within property owned by Independence. We filed our response to the Motion on May 28, 2003 and a hearing was held in July 2003 on the Motion. By order dated August 8, 2003, the Court denied plaintiff's motion.

Trial has been set for late March 2004. We believe that we have fully complied with all of our obligations under the 1968 Lease Agreement and intend to defend our right to operate the property under the Lease Agreement.

         VELARDENA MILL LITIGATION

         In Mexico, our subsidiary, Minera Hecla, S.A. de C.V. ("Minera Hecla"), is involved in litigation in Mexico City concerning a lien on certain major components of the Velardena mill at the San Sebastian mine that predated the sale of the mill to Minera Hecla. At the time of the purchase, the lien amount was believed to be approximately $590,000, which was deposited by the prior owner of the mill with the Court. On January 23, 2003, Minera Hecla deposited $145,000, which represented the amount of accrued interest since the date of sale, and the Court in Mexico City canceled the lien. On September 17, 2003, the lien holder filed the last in a series of unsuccessful appeals before a federal appeals court in Mexico City, which is expected to issue a final ruling in the near future. We believe that the lien has been fully satisfied and intend to continue to defend the suit.

         Minera Hecla is also involved in other litigation in the State of Durango, Mexico concerning the Velardena mill. On October 10, 2003, representatives from Minera William S.A. de C.V. (an affiliate of the prior owner of the Velardena Mill and subsidiary of ECU Silver Mining, a Canadian company) presented to Minera Hecla court documents from a state court in Durango, Mexico that purported to award custody of the mill to Minera William to satisfy an alleged unpaid debt by the prior owner. Minera Hecla was not a party to and did not have any notice of the legal proceeding in Durango. On October 21, 2003, Minera Hecla obtained a temporary restraining order from a federal court in Durango to preserve our possession of the mill. A hearing for a permanent restraining order was held in December 2003 in Durango and a decision is expected within the next several months. We believe the claim of Minera William is without merit and it has no right to any portion of the Velardena mill. We intend to zealously defend our ownership interest.

         The court order discussed above does not affect Minera Hecla's San Sebastian mine, which is located approximately 65 miles from the Velardena Mill. The above mentioned dispute could result in future disruption of operations at the Velardena Mill. Although there can be no assurance as to the outcome of these proceedings, we believe an adverse ruling will not have a material adverse effect on our financial condition.

         We are subject to other legal proceedings and claims not disclosed above which have arisen in the ordinary course of our business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these other matters, it is the opinion of our management that the outcome of these other proceedings will not have a material adverse effect on our financial condition.

OUR EARNINGS MAY BE AFFECTED BY METALS PRICE VOLATILITY.

         The majority of our revenues is derived from the sale of silver, gold, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Silver, gold, lead and zinc prices fluctuate widely and are affected by numerous factors including:

         o        expectations for inflation;

         o        speculative activities;

         o        relative exchange rate of the U.S. dollar;

         o        global and regional demand and production;

         o        political and economic conditions; and

         o        production costs in major producing regions.

         These factors are beyond our control and are impossible for us to predict. If the market prices for these metals fall below our costs to produce them for a sustained period of time, we will experience losses and may have to discontinue development or mining at one or more of our properties.

         In the past, we have used limited hedging techniques to reduce our exposure to price volatility, but we may not be able to do so in the future. See "--OUR HEDGING ACTIVITIES COULD EXPOSE US TO LOSSES."

         The following table sets forth the average daily closing prices of the following metals for 1985, 1990, 1995, 1999 and each year thereafter through 2003.

              1985        1990          1995         1999          2000         2001         2002         2003
              ----        ----          ----         ----          ----         ----         ----         ----
Silver (1)     6.14         4.82         5.19         5.25          5.00         4.39         4.63           4.91
(per oz.)

Gold (2)    $317.26      $383.46      $384.16      $278.77       $279.03      $271.00      $309.97         363.51
(per oz.)

Lead (3)       0.18         0.37         0.29         0.23          0.21         0.22         0.21           0.23
(per lb.)

Zinc (4)       0.36         0.69         0.47         0.49          0.51         0.40         0.35           0.38
(per lb.)

----------
(1)      Handy & Harman
(2)      London Final
(3)      London Metals Exchange -- Cash
(4)      London Metals Exchange -- Special High Grade - Cash

         On January 13, 2004, the closing prices for silver, gold, lead and zinc were $6.58 per ounce, $425.50 per ounce, $0.34 per pound and $0.47 per pound, respectively.

THE VOLATILITY OF METALS PRICES MAY ADVERSELY AFFECT OUR DEVELOPMENT AND EXPLORATION EFFORTS.

         Our ability to produce silver and gold in the future is dependent upon our exploration efforts, and our ability to develop new ore reserves. If prices for these metals decline, it may not be economically feasible for us to continue our development of a project or to continue commercial production at some of our properties.

OUR DEVELOPMENT OF NEW OREBODIES MAY COST MORE AND PROVIDE LESS RETURN THAN WE ESTIMATED.

         Our ability to sustain or increase our current level of production of metals partly depends on our ability to develop new orebodies and/or expand existing mining operations. Before we can begin a development project, we must first determine whether it is economically feasible to do so. This determination is based on estimates of several factors, including:

         o        reserves;

         o        expected recovery rates of metals from the ore;

         o        facility and equipment costs;

         o        capital and operating costs of a development project;

         o        future metals prices;

         o        comparable facility and equipment costs; and

         o        anticipated climate conditions.

         Development projects may have no operating history upon which to base these estimates, and these estimates are based in large part on our interpretation of geological data, a limited number of drill holes, and other sampling techniques. As a result, actual cash operating costs and returns from a development project may differ substantially from our estimates as a result of which it may not be economically feasible to continue with a development project.

OUR ORE RESERVE ESTIMATES MAY BE IMPRECISE.

         Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. Reserves are estimates made by our technical personnel and no assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized. Reserve estimation is an interpretive process based upon available data. Our reserve estimates for properties that have not yet started may change based on actual production experience. Further, reserves are valued based on estimates of costs and metals prices. The economic value of ore reserves may be adversely affected by:

         o        declines in the market price of the various metals we mine;

         o        increased production or capital costs; or

         o        reduced recovery rates.

         Short-term operating factors relating to our ore reserves, such as the need to sequentially develop orebodies and the processing of new or different ore grades, may adversely affect our profitability. We may use forward sales contracts and other hedging techniques to partially offset the effects of a drop in the market prices of the metals we mine. However, if the price of metals that we produce declines substantially below the levels used to calculate reserves for an extended period, we could experience:

         o        delays in new project development;

         o        increased net losses;

         o        reduced cash flow;

         o        reductions in reserves; and

         o        possible write-down of asset values.

OUR MINERAL EXPLORATION EFFORTS MAY NOT BE SUCCESSFUL.

         We must continually replace ore reserves depleted by production. Our ability to expand or replace depleted ore reserves depends on the success of our exploration program. Mineral exploration, particularly for silver and gold, is highly speculative. It involves many risks and is often nonproductive. Even if we find a valuable deposit of minerals, it may be several years before production is possible. During that time, it may become economically unfeasible to produce those minerals. Establishing ore reserves requires us to make substantial capital expenditures and, in the case of new properties, to construct mining and processing facilities. As a result of these costs and uncertainties, we may not be able to expand or replace our existing ore reserves as they are depleted by current production.

         Exploration expenditures for the three years ended December 31, 2002, 2001 and 2000, were approximately $5.8 million, $2.2 million and $6.3 million, respectively. Exploration expenditures for the nine months ended September 30, 2003 were $8.3 million. Exploration expenses increased during the first nine months of 2003, compared to $3.0 million in the same period in 2002, primarily due to increased exploration expenditures in Mexico and Venezuela. Our near-term exploration plan consists of exploring for additional reserves at, or in the vicinity of, our San Sebastian mine in Mexico; the La Camorra mine, the Block B and Canaima properties in Venezuela; the Greens Creek mine in Alaska; and the Hollister Development Block in Nevada. Exploration expenditures for 2003 are estimated to be in the range of $10.5 million to $12.0 million.

OUR JOINT DEVELOPMENT AND OPERATING ARRANGEMENTS MAY NOT BE SUCCESSFUL.

         We often enter into joint venture arrangements in order to share the risks and costs of developing and operating properties. For instance, our Greens Creek mine is operated through a joint venture arrangement. In a typical joint venture arrangement, we own a percentage of the assets in the joint venture. Under the agreement governing the joint venture relationship, each party is entitled to indemnification from each other party and is only liable for the liabilities of the joint venture in proportion to its interest in the joint venture. However, if a party fails to perform its obligations under the joint venture agreement, we could incur losses in excess of our pro-rata share of the joint venture. In the event any party so defaults, the joint venture agreement provides certain rights and remedies to the remaining participants, including the right to sell the defaulting party's percentage interest and use the proceeds to satisfy the defaulting party's obligations. We currently believe that our joint venture partners will meet their obligations.

WE FACE STRONG COMPETITION FROM OTHER MINING COMPANIES FOR THE ACQUISITION OF NEW PROPERTIES.

         Mines have limited lives and as a result, we continually seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

THE TITLES TO SOME OF OUR PROPERTIES MAY BE DEFECTIVE.

         Unpatented mining claims constitute a significant portion of our undeveloped property holdings. The validity of these unpatented mining claims is often uncertain and may be contested. In accordance with mining industry practice, we do not generally obtain title opinions until we decide to develop a property. Therefore, while we have attempted to acquire satisfactory title to our undeveloped properties, some titles may be defective.

         In Mexico, there is ongoing litigation concerning a lien that predates acquisition of the Velardena mill by our subsidiary, Minera Hecla, S.A. de C.V. For additional information see "--WE ARE CURRENTLY INVOLVED IN ONGOING LITIGATION THAT MAY ADVERSELY AFFECT US - OTHER CLAIMS - VELARDENA MILL LITIGATION ."

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY.

         Our business is subject to a number of risks and hazards including:

         o        environmental hazards;

         o        political and country risks;

         o        industrial accidents;

         o        labor disputes;

         o        unusual or unexpected geologic formations;

         o        cave-ins;

         o        explosive rock failures; and

         o flooding and periodic interruptions due to inclement or hazardous weather conditions.

         Such risks could result in:

         o damage to or destruction of mineral properties or producing facilities;

         o        personal injury;

         o        environmental damage;

         o        delays in mining;

         o        monetary losses; and

         o        legal liability.

         For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain this insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally either unavailable or too expensive for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

OUR FOREIGN OPERATIONS, INCLUDING OUR OPERATIONS IN VENEZUELA, ARE SUBJECT TO ADDITIONAL INHERENT RISKS.

         We currently conduct mining operations in Mexico and Venezuela and have exploration projects in Mexico and South America. We anticipate that we will continue to conduct significant operations in those and other international locations in the future. Because we conduct operations internationally, we are subject to political and economic risks such as:

         o        the effects of local political and economic developments;

         o        exchange controls and export or sale restrictions;

         o        currency fluctuations;

         o        expropriation; and

         o taxation and laws or policies of foreign countries and the United States affecting trade, investment and taxation.

         Consequently, our exploration, development and production activities outside of the United States may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations.

         Beginning late in the fourth quarter of 2002, Venezuela experienced a general strike that ended in February 2003. The result of the strike included shortages of oil and gas supplies in Venezuela and a severe economic downturn. We continued to operate the La Camorra mine during the general strike and were able to obtain adequate supplies, including oil and gas for our operations. Although we believe we will be able to manage and operate our La Camorra mine and related exploration projects successfully, due to the continued political, regulatory and economic uncertainty and its ramifications on exchange controls, labor stoppages and supplies of oil, gas and other products, there can be no assurance we will be able to operate without interruptions to our operations.

         Following the general strike in Venezuela, the Venezuelan government announced its intent to implement exchange controls on foreign currency transactions. Rules and regulations regarding the implementation of exchange controls in Venezuela have been published and periodically revised/updated. Since February 2003, the Venezuelan government-fixed exchange rate has been 1,600 bolivares to one U.S. dollar, which is the exchange rate we have utilized to translate the financial statements of our Venezuelan subsidiary included in our consolidated financial statements. Because of the exchange controls in place and their impact on local suppliers, some supplies, equipment parts and other items once purchased in Venezuela have been ordered outside the country due to lack of local inventories. Increased lead times in receiving orders from outside Venezuela has created an increased supply inventory at September 30, 2003, compared to December 31, 2002. Although management is actively monitoring exchange controls in Venezuela, there can be no assurance that the exchange controls will not further affect our operations in Venezuela in the future.

OUR OPERATIONS ARE SUBJECT TO CURRENCY FLUCTUATIONS.

         Currency fluctuations may affect the cash flow which we will realize from our operations since our products are sold in world markets in United States dollars. Exchange controls could require us to sell our products in a currency other than United States dollars or may require us to convert United States dollars into foreign currency. Foreign exchange fluctuations may materially adversely affect our financial performance and results of operations. See the preceding paragraph regarding exchange controls in Venezuela.

WE ARE REQUIRED TO OBTAIN GOVERNMENTAL PERMITS IN ORDER TO CONDUCT MINING OPERATIONS.

         In the ordinary course of business, mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on our part. The duration and success of our efforts to obtain permits are contingent upon many variables not within our control. Obtaining environmental protection permits, including the approval of reclamation plans, may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority. There can be no assurance that all necessary permits will be obtained and, if obtained, that the costs involved will not exceed those that we previously estimated. It is possible that the costs and delays associated with the compliance with such standards and regulations could become such that we would not proceed with the development or operation of a mine or mines.

WE FACE SUBSTANTIAL GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS.

         Our business is subject to extensive federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. We have been, and are currently involved in lawsuits in which we have been accused of violating environmental laws, and we may be subject to similar lawsuits in the future. See "--WE ARE CURRENTLY INVOLVED IN ONGOING LITIGATION THAT MAY ADVERSELY AFFECT US." New legislation and regulations may be adopted at any time that results in additional operating expense, capital expenditures or restrictions and delays in the mining, production or development of our properties.

         We maintain reserves for costs associated with mine closure, reclamation of land and other environmental matters. At September 30, 2003, our reserves for these matters totaled $70.3 million. We anticipate we will make expenditures relating to these reserves over the next 30 years. Future expenditures related to closure, reclamation and environmental expenditures are difficult to estimate due to:

         o        the early stage of our investigation;

         o the uncertainties relating to the costs and remediation methods that will be required in specific situations;

         o the possible participation of other potentially responsible parties; and

         o        changing environmental laws, regulations and interpretations.

         It is possible that, as new information becomes available, changes to our estimates of future closure, reclamation and environmental contingencies could materially adversely affect our future operating results.

         Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. We currently have in place such financial assurances in the form of surety bonds. As of September 30, 2003, we also had set aside as restricted investments approximately $6.4 million as collateral for these bonds. Commencing in the fourth quarter of 2003, the Greens Creek joint venture determined to establish a $26.6 million restricted trust for reclamation funding in the future, with approximately $17.0 million funded during the fourth quarter of 2003 and the balance to be funded from operating cash flows in 2004. Our 29.73% portion of the $26.6 million will be approximately $7.9 million, including $5.1 million funded in the fourth quarter of 2003, which will be recorded as a noncurrent, restricted investment on our consolidated balance sheet. The amount of the financial assurances and the amount required to be set aside by us as collateral for these financial assurances are dependent upon a number of factors, including our financial condition, reclamation cost estimates, development of new projects, and the total dollar value of financial assurances in place. There can be no assurance that we will be able to maintain or add to our current level of financial assurances.

         From time to time, the U.S. Congress considers proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on Federal lands. There was no significant activity with respect to mining law reform in Congress during 2003. The extent of any such future changes is not known and the potential impact on us as a result of Congressional action is difficult to predict. Although a majority of our existing U.S. mining operations occur on private or patented property, changes to the General Mining Law, if adopted, could adversely affect our ability to economically develop mineral resources on federal lands.

OUR HEDGING ACTIVITIES COULD EXPOSE US TO LOSSES.

         From time to time, we engage in hedging activities, such as forward sales contracts and commodity put and call option contracts, to minimize the effect of declines in metals prices on our operating results. While these hedging activities may protect us against low metals prices, they may also limit the price we can receive on hedged products. As a result, we may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. We are also subject to posting margins if the margin free limit of $10.0 million in the aggregate for all our contracts is exceeded. As of September 30, 2003, if we closed out our existing hedge contract positions, we would have to pay our counterparties $6.3 million. In addition, we may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

OUR BUSINESS DEPENDS ON GOOD RELATIONS WITH OUR EMPLOYEES.

         Certain of our employees are represented by unions. At September 30, 2003, there were 69 hourly employees at the Lucky Friday mine. The United Steelworkers of America is the bargaining agent for the Lucky Friday hourly employees. The current labor agreement expires on May 1, 2009, however, it can be reopened for economic considerations on May 1, 2006. At September 30, 2003, there were 278 hourly and 59 salaried employees at the San Sebastian mine and Velardena mill. The National Mine and Mill Workers Union represents process plant hourly workers at San Sebastian. Under Mexican labor law, wage adjustments are negotiated annually and other contract terms every two years. The contract at San Sebastian is due for negotiation of wages and other terms in July 2004 . At September 30, 2003, there were 326 hourly and 46 salaried employees at our La Camorra gold mine, most of whom are represented by the Mine Workers Union. The contract with respect to La Camorra will expire in March 2004. We anticipate that we will be able to negotiate a satisfactory contract with each union, but there can be no assurance that this can be done, or that it can be done without a disruption to production.

OUR STOCKHOLDER RIGHTS PLAN AND PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, OUR BY-LAWS, AND DELAWARE LAW COULD DELAY OR DETER TENDER OFFERS OR TAKEOVER ATTEMPTS THAT MAY OFFER A PREMIUM FOR OUR COMMON STOCK.

         Our stockholder rights plan and provisions in our certificate of incorporation, our by-laws, and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to stockholders. These impediments include:

         o the rights issued in connection with the stockholder rights plan that will substantially dilute the ownership of any person or group that acquires 15% or more of our outstanding common stock unless the rights are first redeemed by our board of directors, in its discretion. Furthermore, our board of directors may amend the terms of these rights, in its discretion, including an amendment to lower the acquisition threshold to any amount greater than 10% of the outstanding common stock;

         o the classification of our board of directors into three classes serving staggered three-year terms;

         o the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

         o a provision that special meetings of our board of directors may be called only by our chief executive officer or a majority of our board of directors;

         o a provision that special meetings of stockholders may only be called pursuant to a resolution approved by a majority of our entire board of directors;

         o a prohibition against action by written consent of our stockholders;

         o a provision that our board members may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting stock;

         o a provision that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders;

         o a prohibition against certain business combinations with an acquirer of 15% or more of our common stock for three years after such acquisition unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other common stock approve the business combination; and

         o a prohibition against our entering into certain business combinations with interested stockholders without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock.

         The existence of the stockholder rights plan and these provisions may deprive stockholders of an opportunity to sell our stock at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our common stock. For a description of our stockholder rights plan, see "Description of Capital Stock -- Rights."

WE ARE DEPENDENT ON KEY PERSONNEL.

         We are currently dependent upon the ability and experience of our executive officers and there can be no assurance that we will be able to retain all of such officers. The loss of one or more of the officers could have a material adverse effect on our operations. We also compete with other companies both within and outside the mining industry in connection with the recruiting and retention of qualified employees knowledgeable in mining operations.

OUR AVAILABLE CASH AND CASH FLOWS MAY BE INADEQUATE TO FUND EXPANSION PROJECTS.

         We currently believe that our cash on hand, future cash flows from operations, and/or future debt or equity security issuances will be adequate to fund our:

         o        anticipated minimum capital expenditure requirements;

         o        idle property expenditures;

         o        debt service; and

         o        exploration expenditures.

         Although we believe existing cash and cash equivalents are adequate, we cannot project the cash impact of possible future investment opportunities or acquisitions, and our operating properties may require more cash than forecasted.

SUMMARY HISTORICAL AND PRO FORMA CAPITALIZATION AND OTHER FINANCIAL INFORMATION

         We anticipate that we will release our financial results for the fourth quarter and year ended December 31, 2003 on or about February 12, 2004 and hold our quarterly conference call to discuss those results on that day or the next. You may wish to review those results and listen to the discussion prior to deciding whether to exchange your preferred stock. We will issue an announcement of the conference call with the dial-in information prior to February 12, 2004, which information will be available on our web site, http://www.hecla-mining.com.

         The following summary historical and pro forma capitalization and pro forma financial information of Hecla Mining Company has been derived from, and should be read in conjunction with, the related consolidated financial statements and other financial information presented in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and Annual Report on Form 10-K for the year ended December 31, 2002, which are incorporated herein by reference. The unaudited pro forma information presents the effects of the exchange offer assuming that 100% and 50% of the preferred shares are exchanged for common shares, as if the exchange occurred as of January 1, 2002 for the unaudited statements of operations data and as if the exchange occurred as of September 30, 2003 for the unaudited capitalization and balance sheet data. The pro forma results do not include deemed dividend charges that we will incur as a result of the exchange offer, aggregating $17.4 million or $8.7 million assuming 100% and 50%, respectively, of the preferred stock is exchanged. This dividend relates to the difference (at an assumed price of $8.90 per share of common stock based on the closing price of common stock on the New York Stock Exchange on January 12, 2004) between the market value of the shares of common stock valued at $66.00 issuable in the exchange for each share of preferred stock and the market value of the 3.2154 shares of common stock issuable under the conversion terms of the preferred stock. The actual amount of the dividend, which will have no effect on stockholders' equity, and will be reported in our results of operations for the period in which the exchange occurs as a line entry below net income, will be determined based on the market value of the common stock and the number of shares actually exchanged on the date of exchange. Assuming 100% and 50% exchange, we would no longer need to report annual preferred stock dividend charges before income (loss) applicable to common shareholders of $1.6 million and $0.8 million, respectively.



CAPITALIZATION:


                                                                                        September 30, 2003
                                                                       -----------------------------------------------------
                                                                                                             Pro Forma
                                                                                      Adjusted    --------------------------
                                                                         Actual      Actual (1)           100%         50%
                                                                       -----------  ----------------------------------------
                                                                                          (in thousands)
Long-term debt, including current portion:
  Project financing debt                                                     $5,365        $5,365         $5,365     $5,365
  Subordinated bank debt                                                      2,000         2,000          2,000      2,000
                                                                       -----------------------------------------------------
Total long-term debt, including current portion                              $7,365        $7,365         $7,365     $7,365
                                                                       -----------------------------------------------------
Stockholders' equity:
  Preferred stock, $0.25 par value, authorized 5,000,000 shares (2)             188           116             --         58
  Common stock, $0.25 par value, authorized 200,000,000 shares (2)           27,623        28,168         29,030     28,599
  Capital surplus (2)                                                       495,157       494,684        493,838    494,211
  Accumulated deficit                                                      (363,731)     (363,731)      (363,731)  (363,731)
  Accumulated other comprehensive loss                                          480           480            480        480
  Less treasury stock - 8,274 common shares                                    (118)         (118)          (118)      (118)
                                                                       -----------------------------------------------------
Total stockholders' equity                                                 $159,599      $159,599       $159,499   $159,499
                                                                       -----------------------------------------------------
Total capitalization                                                       $166,964      $166,964       $166,864   $166,864
                                                                       =====================================================

1) The adjusted actual column reflects the impact of the conversion of 287,975 shares of preferred stock into 2,181,630 shares of common stock that occurred during the fourth quarter of 2003. The purpose is to show the Capitalization as of September 30, 2003 as though the 287,975 shares were converted into common shares as of September 30, 2003.

(2) The pro forma adjustments reflect the effect of converting 100% and 50% of the preferred stock into common stock and the costs of the exchange. The table below presents the effects on authorized and issued preferred and common shares, preferred stock liquidation value and capital surplus at September 30, 2003 if the 287,975 shares of preferred stock were converted into common stock as of September 30, 2003 (the adjusted actual column), and if 100% and 50% of the remaining preferred stock is exchanged for common stock.


                                              September 30, 2003
                                 ----------------------------------------------
                                                                Pro Forma
                                              Adjusted   ----------------------
                                   Actual      Actual        100%       50%
                                 ----------------------------------------------
                                               (in thousands)
        Preferred stock:
          Shares authorized           5,000       5,000       5,000      5,000
          Shares issued                 753         465          --        233
          Liquidation preference    $46,200     $28,526       $  --    $14,263
        Common stock:
           Shares authorized        200,000     200,000     200,000    200,000
           Shares issued            110,491     112,673     116,120    114,396
        Capital surplus            $495,157    $494,684    $493,838   $494,211

STATEMENT OF OPERATIONS DATA:


                                                Nine Months Ended                               Year Ended
                                               September 30, 2003                            December 31, 2002
                                     -----------------------------------------      ----------------------------------------
                                                               Pro Forma                                     Pro Forma
                                                Adjusted   -------------------               Adjusted  ---------------------
                                     Actual      Actual      100%       50%         Actual     Actual      100%       50%
                                     ------     --------   -------     -------      ------   --------    --------   --------
                                                               (in thousands, except per share data)
Revenues                             $84,723    $84,723    $84,723     $84,723     $105,700   $105,700   $105,700   $105,700
Gross profit                         $26,990    $26,990    $26,990     $26,990      $23,715    $23,715    $23,715    $23,715
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle                          ($9,259)   ($9,259)   ($9,259)    ($9,259)     $10,863    $10,863    $10,863    $10,863
Cumulative effect of change in
  accounting principle               $ 1,072     $1,072     $1,072      $1,072         $ --       $ --       $ --       $ --

Loss from discontinued
  operations                            $ --       $ --       $ --        $ --      ($2,224)   ($2,224)   ($2,224)   ($2,224)

Net income (loss)                    ($8,187)   ($8,187)   ($8,187)    ($8,187)      $8,639     $8,639     $8,639     $8,639
Preferred stock dividends (3)        ($1,977)   ($1,221)        $ -      ($610)    ($23,253)   ($1,627)      $ --     ($813)
   Net income (loss) applicable
     to common shareholders (3)     ($10,164)   ($9,408)   ($8,187)    ($8,797)    ($14,614)    $7,012     $8,639     $7,826
Weighted average shares
  outstanding                        109,656    111,838    115,285     113,561       80,250     88,361     91,808     90,084

Basic and diluted income
   (loss) per common share (3):
   Income (loss) from
     continuing operations
     after preferred stock
     dividends                        ($0.10)    ($0.09)    ($0.08)     ($0.08)      ($0.15)     $0.10    $0.12        $0.12
   Cumulative effect of
     change in accounting
     principle                         $0.01      $0.01      $0.01       $0.01         $ --       $ --     $ --         $ --
   Loss from discontinued
     operations                         $ --       $ --       $ --       $ --        ($0.03)    ($0.03)    ($0.02)    ($0.02)
                                  ------------------------------------------------------------------------------------------
Basic and diluted income
     (loss) per common share          ($0.09)    ($0.08)    ($0.07)     ($0.07)      ($0.18)     $0.08    $0.09        $0.09

(3) The pro forma adjustment illustrates the effect on cumulative preferred stock dividends and the impact on income (loss) applicable to common shareholders for the nine months ended September 30, 2003 and the year ended December 31, 2002 and on basic and diluted income (loss) per common share if 100% and 50% of the preferred stock is exchanged. The adjusted column and the pro forma results also include the effects of the previously converted preferred shares that were converted during 2002 and 2003, including 287,975 preferred shares that were converted during the fourth quarter of 2003. The pro forma results do not include deemed dividend charges that we will incur as a result of the exchange offer, aggregating $17.4 million or $8.7 million assuming 100% and 50%, respectively, of the preferred stock is exchanged. This dividend relates to the difference (at an assumed price of $8.90 per share of common stock) between the market value of the 7.4157 shares (based upon an assumed price of $8.90 per share of common stock) of common stock issuable in the exchange for each share of preferred stock and the market value of the 3.2154 shares of common stock issuable under the conversion terms of the preferred stock. The actual amount of the dividend, which will have no effect on stockholders' equity, and will be reported in our results of operations for the period in which the exchange occurs as a line entry below net income, will be determined based on the market value of the common stock and the number of shares actually exchanged on the date of exchange. The pro forma results also do not reflect the deemed dividend charge that we will incur in the fourth quarter of 2003 as a result of the exchange of 287,975 shares of preferred stock which will total approximately $9.6 million. Assuming 100% and 50% exchange, we would no longer need to report annual preferred stock dividend charges before income (loss) applicable to common shareholders of $1.6 million and $0.8 million, respectively.


BALANCE SHEET DATA:

                                                               September 30, 2003
                                                  -------------------------------------------
                                                                           Pro Forma
                                                                  ---------------------------
                                                    Actual           100%             50%
                                                  -----------     -----------     -----------
                                                   (in thousands, except per share amounts)
Cash                                              $   102,820     $   102,720     $   102,720
Current assets, excluding cash                         49,411          49,411          49,411
Noncurrent assets                                     111,577         111,577         111,577
                                                  -------------------------------------------

Total assets                                      $   263,808     $   263,708     $   263,708
                                                  ===========================================

Current liabilities                               $    33,992     $    33,992     $    33,992
Long-term debt                                          2,560           2,560           2,560
Noncurrent debt, excluding long-term debt              67,657          67,657          67,657
                                                  -------------------------------------------

Total liabilities                                     104,209         104,209         104,209

Stockholders' equity                                  159,599         159,499         159,499
                                                  -------------------------------------------

Total liabilities and stockholders' equity        $   263,808     $   263,708     $   263,708
                                                  ===========================================

Book value per common share                       $       1.03    $      1.37     $      1.27
                                                  ===========================================

                  MARKET PRICES FOR COMMON AND PREFERRED STOCK

         Our common stock is listed on the New York Stock Exchange under the symbol "HL". As of January 15, 2004, we had 8,191 common stockholders of record. Our series B preferred stock is also listed on the New York Stock Exchange under the symbol "HLPRB". As of January 15, 2004, we had 62 Series B preferred stockholders of record. Quarterly high and low stock prices, based on the New York Stock Exchange composite transactions as reported by NYSEnet.com, for both our common stock and our Series B preferred stock are reflected in the chart below.

  COMMON STOCK                                         High ($)        Low ($)
  -------------                                        --------        -------
        2001
        ----
           First Quarter                                  1.00           0.50
           Second Quarter                                 1.70           0.66
           Third Quarter                                  1.26           0.78
           Fourth Quarter                                 1.27           0.77
        2002
        ----
           First Quarter                                  1.95           0.90
           Second Quarter                                 5.85           1.90
           Third Quarter                                  5.20           2.20
           Fourth Quarter                                 5.44           2.96
        2003
        ----
           First Quarter                                  5.86           2.60
           Second Quarter                                 4.34           2.90
           Third Quarter                                  7.11           4.20
           Fourth Quarter                                 8.72           4.88
        2004
        ----
           First Quarter (through January 15, 2004)       9.31           7.23

  PREFERRED STOCK
  ---------------
        2001
        ----
           First Quarter                                  9.00           5.94
           Second Quarter                                12.00           6.20
           Third Quarter                                 10.59           7.80
           Fourth Quarter                                 9.50           7.11
        2002
        ----
           First Quarter                                 20.00           8.00
           Second Quarter                                32.25          18.50
           Third Quarter                                 35.20          18.50
           Fourth Quarter                                35.50          28.51
        2003
        ----
           First Quarter                                 44.00          29.00
           Second Quarter                                39.50          31.25
           Third Quarter                                 48.20          37.25
           Fourth Quarter                                57.50          44.50
        2004
        ----
           First Quarter (through January 15, 2004)      64.35          57.50

         On January 9, 2004, the day the exchange offer was publicly announced (after the close of trading), the reported closing price per share of common stock on the NYSE was $9.06, and the reported closing price per share of preferred stock on the NYSE was $59.00. On January 15, 2004, such prices were $7.49 and $61.60, respectively.

                               THE EXCHANGE OFFER

GENERAL

         The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. The common stock you receive in the exchange offer should be freely tradable, except by persons who are considered affiliates of Hecla, as that term is defined in the Securities Act, or persons who hold preferred stock that was previously held by an affiliate of Hecla.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING PREFERRED STOCK

         This Offering Circular and the enclosed letter of transmittal constitute an offer to exchange shares of our common stock valued at $66.00, subject to the terms and conditions described in this Offering Circular. This exchange offer is being made to all holders of preferred stock. As of the date of this Offering Circular, 464,777 shares of preferred stock are outstanding. The number of Hecla common shares to be exchanged will be determined by dividing $66.00 by the Average Common Share Price, not to exceed 8.25. The Average Common Share Price is the volume-weighted average of the reported sales prices on the New York Stock Exchange during the five trading days ending at the close of the second trading day prior to the expiration date of the exchange offer (including any extension). The maximum of 8.25 Hecla common shares will be exchanged if the Average Common Share Price is $8.00 or less. We will announce the Average Common Share Price and the resulting exchange ratio at the close of trading on the second trading day prior to the expiration date (including any extension). At that time you will be able to call the Information Agent at the telephone number on the back cover page of this Offering Circular to learn the exchange ratio. We will also issue a press release announcing the exchange ratio, and we will post it on our web site, http://www.hecla-mining.com. We will pay cash for any fractional interests, equal to the fraction times the Average Common Share Price. This Offering Circular and the enclosed letter of transmittal are first being sent on or about January 16, 2004 to all holders of preferred stock known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer, we will accept for exchange all preferred stock which is properly tendered on or prior to the expiration of the exchange offer and not withdrawn as described below. See "-- Conditions to the Exchange Offer." The exchange offer will expire at 12:00 Midnight, New York City time, on February 20, 2004. In our sole discretion, we may extend the period of time during which the exchange offer is open. Our obligation to accept preferred stock for exchange in the exchange offer is subject to the conditions listed below under the caption "-- Conditions to the Exchange Offer."

         We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any preferred stock. If we elect to extend the period of time during which the exchange offer is open, we will give you written notice of the extension and delay, as described below. If we do extend the exchange offer, it is likely that a new exchange ratio would result, which would require us to extend the expiration date by at least ten business days. During any extension of the exchange offer, all preferred stock previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any preferred stock not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

         We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any preferred stock not previously accepted for exchange, if any of the events described below under the caption "-- Conditions to the Exchange Offer" should occur. We will give you written notice of any amendment, termination or non-acceptance as promptly as practicable.

         You may withdraw previously tendered preferred stock at any time while the exchange offer remains open, even if it is extended, and at any time after March 15, 2004 until we accept it for exchange. See "-- Withdrawal of Tenders."

         Following completion of the exchange offer, we may, in our sole discretion, seek to acquire preferred stock not tendered in the exchange offer by means of open market purchases, privately-negotiated acquisitions, redemptions or otherwise, or commence one or more additional cash tender or exchange offers to those holders of preferred stock who did not exchange their preferred stock for our common stock.

         Our board has considered and may, subsequent to the exchange offer and depending in part on its results, determine to redeem all or a portion of the remaining preferred stock, subject to its terms (which currently would require a cash payment of $50 per share plus $12.25 per share of accrued dividends).

CONDITIONS TO THE EXCHANGE OFFER

         THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM NUMBER OF SHARES OF PREFERRED STOCK.

         Notwithstanding any other provision of the exchange offer, we will not be required to accept any preferred stock for exchange or to issue any common stock in exchange for preferred stock, and we may terminate or amend the exchange offer if, at any time before the acceptance of the preferred stock for exchange or the exchange of common stock, any of the following events occurs:

         o the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC if such violation, in our reasonable judgment, would materially affect our ability to consummate the exchange offer as currently contemplated;

         o the New York Stock Exchange has not approved for listing, subject to official notice of issuance, the shares of Hecla common stock to be issued in the exchange offer;

         o an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer;

         o any material adverse development occurs in any existing legal action or proceedings involving Hecla; or

         o we do not receive any governmental approval we deem necessary for the completion of the exchange offer.

         These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

PROCEDURES FOR TENDERING PREFERRED STOCK

         When you tender your preferred stock, and we accept the preferred stock for exchange, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Circular and the enclosed letter of transmittal.

         Unless you comply with the procedures described below under the caption "-- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

         o if you hold preferred stock in certificated form, tender your preferred stock by sending the certificates for your preferred stock, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to American Stock Transfer & Trust

                  Company, as exchange agent, at one of the addresses listed below under the caption "-Exchange Agent"; or

         o if you hold preferred stock in "street name," tender your preferred stock by using the book-entry procedures described below under the caption "--Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent.

         In order for a book-entry transfer to constitute a valid tender of your preferred stock in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your preferred stock into its account at The Depository Trust Company ("DTC") prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

         THE METHOD OF DELIVERY OF CERTIFICATES FOR PREFERRED STOCK, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR PREFERRED STOCK BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. PLEASE SEND ALL CERTIFICATES FOR PREFERRED STOCK, LETTERS OF TRANSMITTAL AND AGENT'S MESSAGES TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXCHANGE AGENT FOR THE EXCHANGE OFFER, AT ONE OF THE ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PLEASE DO NOT SEND THESE MATERIALS TO US.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

         o a registered preferred stock holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

         o you are exchanging preferred stock for the account of an eligible guarantor institution.

An eligible guarantor institution means:

         o        Banks, as defined in Section 3(a) of the Federal Deposit
                  Insurance Act;

         o Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934;

         o Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act;

         o National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

         o Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

         If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the preferred stock - which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the preferred stock - you must have certificates for the preferred stock signed by the registered holder of the preferred stock and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of preferred stock signs the letter of transmittal, certificates for the preferred stock must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for preferred stock.

         All questions as to the validity, form, eligibility, including time of receipt, and acceptance of preferred stock tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of preferred stock improperly tendered or to not accept any preferred stock, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any preferred stock either before or after the expiration of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender preferred stock in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular share of preferred stock either before or after the expiration of the exchange offer, including the terms and conditions of the letter of transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of preferred stock for exchange must be cured within a reasonable period of time, as determined by us. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of preferred stock for exchange, nor will we have any liability for failure to give this notification.

         If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for preferred stock or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

ACCEPTANCE OF PREFERRED STOCK FOR EXCHANGE; DELIVERY OF COMMON STOCK

         Upon satisfaction or waiver of all of the conditions to the exchange offer on or prior to the expiration date of the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept, promptly after the expiration of the exchange offer, all preferred stock properly tendered and not withdrawn and will issue the shares of common stock promptly after acceptance of the preferred stock. For purposes of the exchange offer, we will be deemed to have accepted properly tendered preferred stock for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

         In all cases, the issuance of shares of our common stock in exchange for preferred stock will be made to a tendering holder only after the exchange agent timely receives either certificates for all physically tendered preferred stock, in proper form for transfer, or a book-entry confirmation of transfer of the preferred stock into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered preferred stock or if certificates for preferred stock are submitted for a greater number of shares of preferred stock than the holder desires to exchange, we will return the unaccepted or non-exchanged preferred stock without expense to the registered tendering holder. In the case of preferred stock tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged preferred stock will be credited to an account maintained by the tendering holder with DTC. Any preferred stock to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

         Within two business days after the date of this Offering Circular, the exchange agent will establish an account at DTC for the preferred stock tendered in the exchange offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of preferred stock by causing DTC to transfer the preferred stock into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of preferred stock may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "-- Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the preferred stock into the exchange agent's account of DTC prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

         If you are a registered holder of preferred stock and wish to tender your preferred stock, but

         o the certificates for preferred stock are not immediately available,

         o time will not permit your certificates for preferred stock or other required documents to reach the exchange agent before the expiration of the exchange offer, or

         o the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

you may effect a tender of your preferred stock if:

         o        the tender is made through an eligible guarantor institution;

         o prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of preferred stock you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be sent by overnight courier, registered or certified mail or facsimile transmission;

         o you guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered preferred stock, in proper form for transfer, or a book-entry confirmation of transfer of the preferred stock into the exchange agent's account at DTC, including the agent's message that forms a part of the book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

         o the exchange agent receives the certificates for all physically tendered preferred stock, in proper form for transfer, or a book-entry confirmation of transfer of the preferred stock into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

         YOU MAY WITHDRAW TENDERS OF PREFERRED STOCK AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER AND AT ANY TIME AFTER MARCH 15, 2004, UNTIL WE ACCEPT YOUR PREFERRED STOCK FOR EXCHANGE.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration of the exchange offer (or at any time after March 15, 2004, until accepted for exchange) at one of the addresses listed below under the caption "-- Exchange Agent." Any notice of withdrawal must: (i) specify the name of the person who tendered the preferred stock to be withdrawn, (ii) identify the preferred stock to be withdrawn, (iii) be signed by the stockholder in the same manner as the original signature on the letter of transmittal by which such preferred stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of such preferred stock in the name of the person withdrawing the tender, and (iv) where certificates for preferred stock have been transmitted, specify the name in which the shares of preferred stock are registered, if different from that of the withdrawing holder. If certificates for preferred stock have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If preferred stock has been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn preferred stock and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility - including time of receipt - of these notices will be determined by us. Our determination will be final and binding.

         Any preferred stock properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any preferred stock which has been tendered for exchange but which is not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of preferred stock tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted preferred stock will be credited to the tendering holder's account at DTC. Properly withdrawn preferred stock may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "-- Procedures for Tendering Preferred stock."

EXCHANGE AGENT

         We have appointed American Stock Transfer & Trust Company as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your preferred stock should also be directed to the exchange agent at one of the following telephone numbers and addresses:

Delivery To: American Stock Transfer & Trust Company, Exchange Agent

     By Regular or Certified Mail:         By Facsimile (Eligible Guarantor         By Overnight Courier or Hand:
                                                   Institutions Only):
    American Stock Transfer & Trust                 (718) 234-5001                 American Stock Transfer & Trust
                Company                                                                        Company
            59 Maiden Lane                  To Confirm by Telephone or for                 59 Maiden Lane
          New York, NY 10038                       Information Call:                     New York, NY 10038
 Attention: Reorganization Department               (718) 921-8200              Attention: Reorganization Department


         DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

         Requests for copies of this Offering Circular, Hecla's Third Quarter 2003 Quarterly Report on Form 10-Q, Hecla's 2002 Annual Report on Form 10-K, Hecla's 2003 Annual Meeting Proxy Statement, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery may be directed to either the exchange agent at one of the telephone numbers and addresses listed above or to the information agent at one of telephone numbers and addresses listed on the back cover page of this Offering Circular.

EXPENSES

         We expect that we will have to pay about $100,000 in expenses relating to the exchange offer. We will pay the expenses with existing cash and cash equivalents.

SOLICITATION

         The principal solicitation is being made by mail by the exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Circular and the other exchange offer materials to the holders of the preferred stock.

         Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Hecla and its affiliates and by persons so engaged by the exchange agent.

TRANSFER TAXES

         You will not be obligated to pay any transfer taxes in connection with the tender of preferred stock in the exchange offer unless you instruct us to register your shares of common stock in the name of, or request that preferred stock not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain anticipated U.S. federal income tax consequences to you if you tender shares of preferred stock in the exchange offer and we accept your tender and issue shares of common stock to you. No ruling has been or will be requested from the Internal Revenue Service (the "IRS") on any tax matter concerning the exchange offer. No assurances can be given that the IRS or a court considering these issues would agree with the positions or conclusions discussed below.

         This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor or to certain types of investors that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, certain traders in securities and persons that hold the preferred stock as part of a straddle or other integrated financial position). The discussion is limited to exchanging holders who are citizens or residents of the United States or are domestic corporations or that otherwise are subject to U.S. federal income taxation on a net basis and who hold the preferred stock and will hold the common stock as "capital assets" within the meaning of the Internal Revenue Code (the "Code").

         YOU ARE URGED TO CONSULT YOUR TAX ADVISER AS TO THE CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         The exchange offer will be treated as a recapitalization for federal income tax purposes. Section 305 of the Code authorizes the Secretary of the Treasury to issue regulations treating certain recapitalizations as distributions. The regulations adopted by the Treasury provide that a distribution will result where a stockholder owning preferred stock with dividends in arrears exchanges his stock for common stock if the fair market of the common stock received in the exchange (determined immediately following the recapitalization) exceeds the issue price of the preferred stock surrendered. The amount of this deemed distribution will be the lesser of (i) the amount of such excess or (ii) the amount of the dividends in arrears.

         The issue price of our preferred stock is $50.00 per share; the undeclared and unpaid dividends per share of preferred stock are $12.25. Pursuant to the Exchange Offer, we will exchange shares of common stock valued at $66.00 (based on the Average Common Share Price), but not more than 8.25 common shares, for each outstanding share of preferred stock. See "Market Prices for Common and Preferred Stock.

         The amount treated as a distribution pursuant to the foregoing rules will be treated as a dividend to you to the extent of our current or accumulated "earnings and profits" and then will be applied against, and reduce, your basis in the common stock received. While the calculation of earnings and profits for federal income tax purposes involves difficult factual determinations and many questions as to which the law is unclear, we believe that we have no accumulated earnings and profits through December 31, 2003. For this purpose, "current" earnings and profits means our earnings and profits for the current taxable year, which will not end until December 31, 2004. We are unable to predict whether we will have earnings and profits for the current year. Dividends received by noncorporate stockholders are taxed for federal income tax purposes at a maximum rate of 15%. Dividends received by corporate stockholders generally are eligible for the dividends received deduction.

         Except as described in the preceding paragraphs, if you exchange all or any portion of your shares of preferred stock for shares of common stock, (i) no gain or loss will be recognized to you for federal income tax purposes and (ii) your basis in and holding period for the shares of common stock received will be the same as your basis and holding period for the shares of preferred stock exchanged therefore.

                          DESCRIPTION OF CAPITAL STOCK

         The following statements are brief summaries of provisions of our capital stock. The summaries are qualified in their entirety by reference to the full text of our certificate of incorporation, as amended ("Charter"), bylaws and the Rights Agreement (as defined below).

COMMON STOCK

         We are authorized to issue 200,000,000 shares of common stock, $0.25 par value per share, of which 115,756,049 shares of common stock were issued and outstanding as of January 15, 2004.

         Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to:

         o one vote on all matters presented to the stockholders, with no cumulative voting rights;

         o receive such dividends as may be declared by the board of directors out of funds legally available therefor (we have no present intention of paying dividends on our common stock in the foreseeable future);

         o in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are fully paid and nonassessable.

         All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "HL". We will apply for listing on the New York Stock Exchange of the shares of our common stock to be issued in the exchange offer. It is a condition to the completion of the exchange offer that these shares be approved for listing, subject to official notice of issuance.

PREFERRED STOCK

         Our Charter authorizes us to issue 5,000,000 shares of preferred stock, par value $0.25 per share. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our board of directors or a duly authorized committee thereof, without stockholder approval. The board may fix the number of shares constituting each series and increase or decrease the number of shares of any series.

         Currently, there are 464,777 shares of Series B Cumulative Convertible Preferred Stock outstanding. In addition, sufficient shares of preferred stock have been designated by us as Series A Junior Participating Preferred Shares and are reserved for issuance upon the exercise of certain preferred stock purchase rights associated with each share of outstanding common stock (the "Rights"), as described below. See "Description of Capital Stock -- Rights."

         All of the shares of Series B preferred stock are validly issued, fully paid and nonassessable. The Series B preferred stockholders have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any such shares. The Series B preferred stock is not subject to any sinking fund or other obligation of ours to redeem or retire the Series B preferred stock. Unless converted, purchased, exchanged or redeemed by us, the Series B preferred stock will have perpetual maturity. All of the shares of our Series B Preferred Stock are listed on the New York Stock Exchange under the symbol "HLPRB".

         RANKING

         The Series B preferred stock ranks senior to our common stock and any shares of Series A Preferred Shares issued pursuant to the Rights with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

         While any shares of Series B preferred stock are outstanding, we may not authorize the creation or issue of any class or series of stock that ranks senior to the Series B preferred stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66-2/3% of the outstanding shares of Series B preferred stock and any other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends and upon liquidation, dissolution or winding up (a "Parity Stock"), voting as a single class without regard to series. However, we may create additional classes of Parity or Junior Stock, increase the authorized number of shares of Parity or Junior Stock or issue series of Parity or Junior Stock without the consent of any holder of Series B preferred stock. See "-- Voting Rights."

         DIVIDENDS

         Series B preferred stockholders are entitled to receive, when, as and if declared by the board of directors out of our assets legally available therefor, cumulative cash dividends at the rate per annum of $3.50 per share of Series B preferred stock. Dividends on the Series B preferred stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by the board of directors), at such annual rate. Each such dividend is payable to holders of record as they appear on our stock records at the close of business on such record dates, which shall not be more than 60 days or less than 10 days preceding the payment dates corresponding thereto, as shall be fixed by the board of directors or a duly authorized committee thereof. Dividends are cumulative from the date of the original issuance of the Series B preferred stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series B preferred stock do not bear interest. Dividends payable on the Series B preferred stock for any period greater or less than a full dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B preferred stock for each full dividend period are computed by dividing the annual dividend rate by four.

         Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Series B preferred stock for all prior dividend periods. If cumulative dividends on the Series B preferred stock for all prior dividend periods have not been declared or paid in full, then any dividend declared on the Series B preferred stock for any dividend period and on any Parity Stock will be declared ratably in proportion to undeclared and unpaid dividends on the Series B preferred stock and such Parity Stock.

         We will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into, or exchange for shares of, Junior Stock, and other than a redemption or purchase or other acquisition of shares of our common stock made for purposes of our employee incentive or benefit plans), unless all undeclared and unpaid dividends with respect to the Series B preferred stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

         As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means our common stock, any Series A preferred shares issued pursuant to the Rights, and any other class of our capital stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding up to the Series B preferred stock.

         REDEMPTION

         The Series B preferred stock is redeemable at our option, in whole or in part, at $50 per share, plus, in each case, all dividends undeclared and unpaid on the Series B preferred stock (currently $12.25 per share) up to the date fixed for redemption, upon giving notice as provided below.

         If fewer than all of the outstanding shares of Series B preferred stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the board of directors.

         At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of the Series B preferred stock, a written notice will be mailed to each holder of record of Series B preferred stock to be redeemed, notifying such holder of our election to redeem such shares, stating the date fixed for redemption thereof and calling upon such holder to surrender to us on the redemption date at the place designated in such notice the certificate or certificates representing the number of shares specified therein. On or after the redemption date, each holder of Series B preferred stock to be redeemed must present and surrender his certificate or certificates for such shares to us at the place designated in such notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate will be canceled. Should fewer than all the shares represented by any such certificate be redeemed, a new certificate will be issued representing the unredeemed shares.

         From and after the redemption date (unless we default in payment of the redemption price), all dividends on the shares of Series B preferred stock designated for redemption in such notice will cease to cumulate and all rights of the holders thereof as stockholders of Hecla, except the right to receive the redemption price thereof (including all undeclared and unpaid dividends up to the redemption date), will cease and terminate and such shares will not thereafter be transferred (except with our consent) on our books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. On the redemption date, we must pay any undeclared and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the Series B preferred stockholders at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. Except as provided in the preceding sentences, no payment or allowance will be made for undeclared and unpaid dividends on any shares of Series B preferred stock called for redemption or on the shares of common stock issuable upon such redemption.

         At our election, we may, prior to the redemption date, deposit the redemption price of the shares of Series B preferred stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the shares of Series B preferred stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and
(iii) call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which may not be later than the redemption date), against payment of the redemption price (including all undeclared and unpaid dividends up to the redemption date). Any moneys so deposited which remain unclaimed by the Series B preferred stockholders at the end of two years after the redemption date will be returned by such bank or trust company to us.

         LIQUIDATION PREFERENCE

         The Series B preferred stockholders are entitled to receive, in the event that we are liquidated, dissolved or wound up, whether voluntary or involuntary, $50 per share of Series B preferred stock plus an amount per share of Series B preferred stock equal to all dividends (whether or not earned or declared) undeclared and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

         Until the Series B preferred stockholders have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon our liquidation, dissolution or winding up. If, upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of the shares of Series B preferred stock are insufficient to pay in full the Liquidation Preference and the Liquidation Preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series B preferred stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series B preferred stock and any such Parity Stock if all amounts payable thereof were paid in full. Neither a consolidation, merger or business combination of us with or into another corporation nor a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary.

         VOTING RIGHTS

         Except as indicated below, or except as otherwise from time to time required by applicable law, the Series B preferred stockholders have no voting rights and their consent is not required for taking any corporate action. When and if the Series B preferred stockholders are entitled to vote, each holder will be entitled to one vote per share.

         Because we had not declared and paid six quarterly dividends on the Series B preferred stock, the Series B preferred stockholders, voting as a single class, elected two additional directors to the board to serve for three year terms at our annual meeting on May 10, 2002. The Series B preferred stockholders will have the right to elect two directors (never to total more than two) at subsequent annual meetings at which the three year terms expire if any cumulative dividends then remain unpaid.

         The affirmative vote or consent of the holders of 66-2/3% of the outstanding shares of the Series B preferred stock, voting separately as a class, is required for any amendment of our Charter which alters or changes the powers, preferences, privileges or rights of the Series B preferred stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66-2/3% of the outstanding shares of the Series B preferred stock and any other series of Parity Stock, voting as a single class without regard to series, is required to authorize the creation or issue of, or reclassify any of our authorized stock into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to all such series of Parity Stock. However, we may create additional classes of Parity and Junior Stock, increase the number of shares of Parity and Junior Stock and issue additional series of Parity and Junior Stock without the consent of any holder of Series B preferred stock.

         Except as required by law, the Series B preferred stockholders are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets. See "--Conversion Price Adjustments."

         CONVERSION RIGHTS

         Each share of Series B preferred stock is convertible, in whole or in part at the option of the holders thereof, into shares of common stock at a conversion price of $15.55 per share of common stock (equivalent to a conversion rate of 3.2154 shares of common stock for each share of Series B preferred stock), subject to adjustment as described below (the "Conversion Price"). The right to convert shares of Series B preferred stock called for redemption will terminate at the close of business on the day preceding a redemption date (unless we default in payment of the redemption price). For information as to notices of redemption, see "-- Redemption."

         Conversion of shares of Series B preferred stock, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to us, or in blank to the principal corporate trust office of American Stock Transfer & Trust Company, our transfer agent.

         Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B preferred stock shall have been surrendered and notice (and, if applicable, payment of an amount equal to the dividend payable on such shares) received by us as aforesaid and the conversion shall be at the Conversion Price in effect at such time and on such date.

         Holders of shares of Series B preferred stock at the close of business on a dividend payment record date are entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date. However, shares of Series B preferred stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series B preferred stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of common stock on such dividend payment date will receive the dividend payable by us on such shares of Series B preferred stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B preferred stock for conversion. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon such conversion.

         Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the current market price of our common stock on the day prior to the conversion date.

         CONVERSION PRICE ADJUSTMENTS

         The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) payable in common stock on any class of our capital stock, (ii) the issuance to all holders of common stock of certain rights or warrants (other than the Rights or any similar rights issued under any successor stockholders rights plan) entitling them to subscribe for or purchase common stock or securities which are convertible into common stock,
(iii) subdivisions, combinations and reclassifications of common stock, and (iv) distributions to all holders of common stock of evidences of indebtedness of Hecla or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of the profits or surplus of Hecla). In addition to the foregoing adjustments, we are permitted to make such reductions in the Conversion Price as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

         In case we are a party to any transaction, including, without limitation, a merger, consolidation or sale of all or substantially all of our assets, as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B preferred stock will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of common stock into which one share of Series B preferred stock is convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

         No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

RIGHTS

         Each share of our common stock is accompanied by a Series A junior participating preferred stock purchase right (a "Right") that trades with the share of common stock. Upon the terms and subject to the conditions of our Rights Agreement dated as of May 10, 1996 (the "Rights Agreement"), a holder of a Right is entitled to purchase one one-hundredth of a share of Series A preferred stock at an exercise price of $50, subject to adjustment in several circumstances, including upon a merger. The Rights are currently represented by the certificates for our common stock and are not transferable apart therefrom. Transferable rights certificates will be issued at the earlier of (i) the 10th day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of our common stock (an "Acquiring Person") or (ii) the 10th day after a person commences, or announces an intention to commence, a tender or exchange offer the consummation of which would result in any person or group becoming an Acquiring Person. The 15% threshold for becoming an Acquiring Person may be reduced by the board of directors to not less than 10% prior to any such acquisition.

         All the outstanding Rights may be redeemed by us for $0.01 per Right prior to such time that any person or group becomes an Acquiring Person. Under certain circumstances, the board of directors may decide to exchange each Right (except Rights held by an Acquiring Person) for one share of common stock. The Rights will expire on May 19, 2006 unless earlier redeemed.

         A Right is currently attached to each issued and outstanding share of common stock. As long as the Rights are attached to and evidenced by the certificates representing our common stock, we will continue to issue one Right with each share of common stock that shall become outstanding.

         The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors since the Rights may be redeemed by us prior to the consummation of such transactions. See "Risk Factors - Our stockholders rights plan and provisions in our certificate of incorporation, our bylaws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium for your common stock."

                     AGREEMENTS RELATING TO HECLA SECURITIES

RECENT PREFERRED STOCK TRANSACTIONS

         In July 2002, we exchanged 10,826,186 of our common shares for 1,546,598 preferred shares pursuant to an exchange offer of 7 common shares for each preferred share. In November and December 2003 we subsequently exchanged a total of 2,181,630 common shares for 287,975 preferred shares in the following privately-negotiated transactions:

DATE OF           NAME OF                              NUMBER OF             NUMBER OF           NUMBER OF
TRANSACTION       PREFERRED SHAREHOLDER                PREFERRED SHARES      COMMON SHARES       COMMON SHARES
                                                       EXCHANGED             ISSUED              ISSUED FOR EACH
                                                                                                 PREFERRED SHARE
-----------       ---------------------                ----------------      -------------       ----------------
11/19/03          Langley Partners L.P.                    141,300             1,073,880             7.6

11/20/03          Cohanzick Credit                           8,100                61,560             7.6
                  Opportunities Fund Ltd.

11/20/03          Ariel Fund, Ltd.                           7,711                58,604             7.6

11/20/03          Gabriel Capital, L.P.                      5,789                43,996             7.6

DATE OF           NAME OF                              NUMBER OF             NUMBER OF           NUMBER OF
TRANSACTION       PREFERRED SHAREHOLDER                PREFERRED SHARES      COMMON SHARES       COMMON SHARES
                                                       EXCHANGED             ISSUED              ISSUED FOR EACH
                                                                                                 PREFERRED SHARE
-----------       ---------------------                ----------------      -------------       ----------------
11/20/03          Cohanzick High Yield                       3,500                26,600             7.6
                  Partners LP

12/1/03           JMB Capital Partners, L.P.                30,300               230,280             7.6

12/1/03           Lonestar Partners, L.P.                   30,200               229,520             7.6

12/1/03           JMB Capital Partners, L.P.                16,800               126,000             7.5

12/8/03           Generic Trading of                         5,000                37,500             7.5
                  Philadelphia, LLC

12/10/03          Smith Barney Inc.                         11,500                85,100             7.4

12/17/03          Maxim Group                               17,775               135,090             7.6

12/30/03          Generic Trading of                        10,000                73,500             7.35
                  Philadelphia, LLC


         We entered into an exchange agreement with respect to each of the transactions described above. Each agreement states that the exchange constitutes full satisfaction of any amount due to the shareholder with respect to the preferred shares, including any outstanding dividends. The common shares issued under each exchange agreement were not required to be registered under the Securities Act and were listed for trading on the New York Stock Exchange.

EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with several members of our management which provide, among other things, that upon a change of control of Hecla, the members of our management will be entitled to certain compensation and benefits. For purposes of the employment agreements, "change of control" is defined generally as any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) that becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) our then outstanding shares of common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors. For further information regarding the terms of these employment agreements, see the section of our 2003 Annual Meeting Proxy Statement captioned "Executive Compensation," which is incorporated herein by reference.

EMPLOYEE COMPENSATION ARRANGEMENTS

         With respect to our executive officers and certain key employees, we use three stock-based compensation plans, which are intended to give us a competitive advantage in attracting, retaining and motivating our officers and key employees, and are intended to provide us with the ability to provide incentives more directly linked to the profitability of our business and increases in stockholder value. Pursuant to one such plan (our Key Employee Deferred Compensation Plan), Arthur Brown, our Chairman, is paid in shares of common stock in lieu of cash as compensation for his services.

         These plans provide for the grant of options to purchase shares of our common stock and the issuance of restricted shares of our common stock, among other things. For further information regarding the terms of these plans and agreements, see the sections of our 2003 Annual Meeting Proxy Statement captioned "Executive Compensation -- Compensation of Executive Officers."

         Further, we sponsor a stock plan for our non-employee directors. This plan provides that each nonemployee member of the board of directors will be credited annually on May 30 with shares of our common stock in addition to the current annual cash retainer paid to such directors. For further information regarding the terms of these plans and agreements, see the sections of our 2003 Annual Meeting Proxy Statement captioned "Executive Compensation -- Compensation of Directors."

STOCK PURCHASE AGREEMENT

         On August 27, 2001, we entered into a stock purchase plan with Copper Mountain Trust, as trustee for Hecla Mining Company Retirement Plan and Lucky Friday Pension Plan. Pursuant to this agreement, we sold in the aggregate 5,749,883 shares of our common stock to the trustee on behalf of the pension plans at a purchase price of $0.95 per share. In connection with the purchase, each plan received the right to request that we register with SEC under the Securities Act the shares of our common stock held by each plan, and we have done so.

EARN-IN AGREEMENT WITH GREAT BASIN GOLD LTD.

         On August 2, 2002, we, through our wholly owned subsidiary, Hecla Ventures Corporation, entered into an earn-in agreement with Rodeo Creek Gold, Inc., a wholly owned subsidiary of Great Basin Gold Ltd. (Great Basin), concerning exploration, development and production on Great Basin's Hollister Development Block gold property, located on the Carlin Trend in Nevada. An "earn-in" agreement is an agreement under which a party must take certain actions in order to "earn" an interest in an entity. The agreement provides us with an option to earn a 50% working interest in the Hollister Development Block in return for funding a two-stage, advanced exploration and development program leading to commercial production. The agreement requires us to spend $21.8 million to achieve our 50% interest. Upon earn-in, we will be the operator of the mine.

         Pursuant to the Earn-in Agreement, we and Great Basin each have agreed to issue a series of warrants to the other party to purchase one another's common stock exercisable within two years at prevailing market prices at the time of issuance of the warrant. At execution of the agreement, we issued a warrant to purchase 2.0 million shares of our common stock to Great Basin and Great Basin issued warrants to purchase 1.0 million shares of its common stock to us. Great Basin has exercised its warrant. We complied with our obligation to register 2,000,000 shares for resale by Great Basin under the Securities Act of 1933. Great Basin is generally restricted by the warrant agreement to disposing of no more than 50,000 shares in any one trading day.

         The earn-in agreement obligates us to issue a warrant to purchase an additional 1.0 million shares of our common stock, at the future current market value, to Great Basin if and when we decide to commence certain development activities, and an additional warrant to purchase 1.0 million shares of our common stock, at the future current market value, following completion of such activities, if undertaken. Great Basin will issue warrants to purchase 500,000 shares of its common stock to us immediately upon receipt of the second and third warrants to purchase our stock. In addition to the foregoing, after recouping of 115% of actual costs, we will pay to Great Basin from our share of commercial production a sliding scale royalty that is dependent on the cash operating profit per ounce of gold equivalent production.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHT; RIGHTS

         We have filed with the office of the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Hecla and a Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock of Hecla, each of which sets forth the terms of our Series A Junior Participating Preferred Stock and Series B Cumulative Convertible Preferred Stock, respectively. See "Description of Capital Stock" for a more thorough discussion of our Certificates of Designations, Preferences and Rights and the Rights Agreement.

         Except as described in this Offering Circular, or in documents incorporated herein by reference, there are no contracts, arrangements, understandings or relationships in connection with the exchange offer between us or any of our directors or executive officers and any person with respect to the shares of our common stock to be issued in the exchange offer.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed with the SEC are incorporated in this Offering Circular by reference:

1. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

2.       Our Annual Report on Form 10-K for the fiscal year ended December 31,
         2002;

3. Our Proxy Statement on Schedule 14A relating to the 2003 Annual Meeting of Stockholders of Hecla; and

4.       Our Current Report on Form 8-K dated November 20, 2003.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This Offering Circular includes or incorporates by reference forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

         o        metals prices and price volatility;

         o        amount and volatility of metals production;

         o        costs of production;

         o        remediation, reclamation and environmental costs;

         o        regulatory matters;

         o        the results or settlements of pending litigation;

         o        cash flow;

         o        revenue calculations;

         o        the nature and availability of financing;

         o        project development risks;

         o        our ability to maintain our New York Stock Exchange listing;
                  and

         o our success in the exchange offer and the effects of it on our common and preferred stock.

         See "Risk Factors" for a description of some of these factors. Other matters, including unanticipated events and conditions, also may cause our actual future results to differ materially from these forward-looking statements, and the market prices for our common and preferred stock to increase or decrease. We cannot assure you that our expectations will prove to be correct. In addition, all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements mentioned above. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this Offering Circular. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants, and other reports which the law requires us to send to our stockholders. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov and our web site at http://www.hecla-mining.com. You may read and copy any reports, proxy statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

         Our common stock and preferred stock are both listed on the New York Stock Exchange. You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

         We have appointed American Stock Transfer & Trust Company as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your preferred stock should also be directed to the exchange agent at one of the following telephone numbers and addresses:

Delivery To: American Stock Transfer & Trust Company, Exchange Agent

     By Regular or Certified Mail:         By Facsimile (Eligible Guarantor          By Overnight Courier or Hand:
                                                  Institutions Only):
    American Stock Transfer & Trust                 (718) 234-5001              American Stock Transfer & Trust Company
                Company                                                                     59 Maiden Lane
            59 Maiden Lane                  To Confirm by Telephone or for                New York, NY 10038
          New York, NY 10038                       Information Call:             Attention: Reorganization Department
 Attention: Reorganization Department               (718) 921-8200


         DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

         We have appointed Georgeson Shareholder as the information agent for the exchange offer. All inquiries relating to this Offering Circular and the transactions contemplated hereby should be directed to the information agent at the telephone numbers and address set forth below.



                              GEORGESON SHAREHOLDER
                           17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                  BROKERS OR BANKS CALL COLLECT: (212)440-9800

                    ALL OTHERS CALL TOLL FREE: (800) 849-1898


         Requests for copies of this Offering Circular, Hecla's Third Quarter 2003 Quarterly Report on Form 10-Q, Hecla's 2002 Annual Report on Form 10-K, Hecla's 2003 Annual Meeting Proxy Statement, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery may be directed to either the exchange agent or the information agent at the respective telephone numbers and addresses listed above.